UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

MERCANTILE BANCORP, INC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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Mercantile Bancorp, Inc.
200 North 33rd Street
Quincy, IL 62301
April 15, 2008
Dear Stockholder:
     You are cordially invited to attend the annual meeting of stockholders of Mercantile Bancorp, Inc., to be held at Mercantile Bank, located at 200 North 33rd Street, Quincy, Illinois, on May 19, 2008, commencing at 2 p.m., local time. The business to be conducted at this meeting is described in the accompanying notice of annual meeting and proxy statement and includes the following items:
1.	Election of the eight directors of our Company, each to hold office until the 2009 annual meeting of the stockholders;

2.	Approval of the 2008 Equity Incentive Plan; and

3.	Ratification of the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2008.
     In addition, there will be an opportunity to meet with members of senior management and review the business and operations of our Company. Your Board of Directors joins with me in urging you to attend the meeting and recommends you vote “FOR” items 1, 2, and 3. Whether or not you plan to attend the meeting, however, please sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may also vote via the internet or telephone, which methods are explained in more detail in the proxy statement. You may revoke your proxy in the manner described in the proxy statement at any time before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person.

Sincerely yours,

Ted T. Awerkamp
President and Chief Executive Officer

Mercantile Bancorp, Inc.
200 North 33rd Street
Quincy, Illinois 62301
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON May 19, 2008
     NOTICE IS HEREBY GIVEN that the annual meeting of the stockholders of Mercantile Bancorp, Inc., a Delaware corporation, will be held at Mercantile Bank, located at 200 North 33rd Street, Quincy, Illinois, on May 19, 2008, commencing at 2 p.m., local time, and thereafter as it may from time to time be adjourned, for the following purposes:
1.	To elect the eight directors of our Company, each to hold office until the 2009 annual meeting of the stockholders and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

2.	To approve the 2008 Equity Incentive Plan;

3.	To ratify the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2008; and

4.	To transact such other business as properly may come before the meeting.
     Our Board of Directors has fixed the close of business on April 8, 2008 as the record date for determination of the stockholders entitled to notice of, and to vote at, the annual meeting.
     All stockholders are cordially invited to attend the meeting. Whether or not you intend to be present at the meeting, our Board of Directors solicits you to sign, date and return the enclosed proxy card promptly. A prepaid return envelope is provided for this purpose. You may also vote via the internet or telephone, which methods are explained in more detail in the proxy statement. You may revoke your proxy in the manner described in the proxy statement before it is exercised, and it will not be used if you attend the meeting and prefer to vote in person. Your vote is important, and all stockholders are urged to be present in person or by proxy.

By Order of the Board of Directors

Ted T. Awerkamp
President and Chief Executive Officer

April 15, 2008
Quincy, Illinois
PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENVELOPE PROVIDED, WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON. YOU MAY REVOKE YOUR PROXY IN THE MANNER DESCRIBED IN THE PROXY STATEMENT PRIOR TO THE MEETING, OR IF YOU ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME, IF YOU WISH.

Mercantile Bancorp, Inc.
200 North 33rd Street
Quincy, Illinois 62301

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD May 19, 2008

INTRODUCTION
     The Board of Directors of Mercantile Bancorp, Inc. (the “Company”) solicits your proxy for use at the annual meeting of stockholders to be held on May 19, 2008, and at any adjournment or adjournments thereof. The annual meeting will commence at 2 p.m., local time, and will be held at Mercantile Bank, located at 200 North 33rd Street, Quincy, Illinois.
     Our Company is a multi-bank holding company based in Quincy, Illinois. Through our majority-owned subsidiaries, now consisting of three banks in Illinois, three banks in Missouri and one bank in each of Kansas and Florida, the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. Those banking organizations are Mercantile Bank, Marine Bank & Trust and Brown County State Bank, all in Illinois; Farmers State Bank of Northern Missouri, Perry State Bank and HNB Financial Services, Inc., sole shareholder of HNB National Bank, all in Missouri; Mid-America Bancorp, Inc., sole shareholder of Heartland Bank, in Kansas; and Royal Palm Bancorp, Inc., sole shareholder of Royal Palm Bank of Florida. In addition, our Company maintains a loan production office in Carmel, Indiana, through Mercantile Bank and has minority investments (less than 50% of the total voting power) in ten banking organizations in Missouri, Georgia, Florida, North Carolina, Colorado, California and Tennessee. More information is available on the Company’s website at www.mercbanx.com.
     Our principal executive offices are located at 200 North 33rd Street, Quincy, Illinois, 62301. This proxy statement and the enclosed form of proxy were first mailed to stockholders on or about April 15, 2008.
INFORMATION ABOUT THE MEETING AND VOTING
Purposes of the Meeting
     The purposes of the annual meeting are:
•	to elect the eight directors of our Company, each to hold office until the 2009 annual meeting of the stockholders of our Company and until their respective successors are duly elected and qualified or until their respective earlier resignation or removal;

•	to approve the 2008 Equity Incentive Plan;

•	to ratify the selection of the accounting firm of BKD, LLP as the independent auditors of our Company for the year ending December 31, 2008; and

•	to transact such other business as may properly come before the annual meeting.
Stockholders Entitled to Vote at the Meeting
     Stockholders of record of our common stock as of the close of business on April 8, 2008, are entitled to notice of, and to vote at, the annual meeting or any adjournment or adjournments thereof. As of this record date, 8,709,655 shares of our Company’s common stock, $0.4167 par value per share, were issued and outstanding. Each issued and outstanding share of common stock as of the record date is entitled to one vote on each matter properly to come before the annual meeting and can be voted only if the record owner is present in person at the meeting or represented by proxy. The Company has no other authorized series of common stock and no authorized preferred stock.
Voting by Proxy by Mail
     This proxy statement is being sent to you by our Board of Directors for the purpose of requesting that you allow your shares of common stock to be represented at the annual meeting by the persons named in the enclosed proxy card. We urge you to complete, date and sign the enclosed form of proxy and return it promptly in the enclosed postage prepaid envelope. If you properly complete and sign your proxy card and send it to us so that it is received in time to vote, the shares represented by your proxy will be voted as you have directed. If you sign the proxy card but do not make specific voting instructions, your shares will be voted as follows:
•	“FOR” the election of the Board’s nominees for director named in this proxy statement;

•	“FOR” the approval of the 2008 Equity Incentive Plan; and

•	“FOR” ratification of the selection of the accounting firm of BKD, LLP as our Company’s independent auditors for the year ending December 31, 2008.
     If any other matter is properly brought before the annual meeting, your shares will be voted in accordance with the discretion and judgment of the appointed proxies. A stockholder who has delivered a proxy by mail may revoke it before it is exercised at the annual meeting by (a) filing written notice of revocation with the Secretary of our Company, (b) executing and delivering to the Secretary of our Company a proxy card bearing a later date, (c) appearing at the annual meeting and voting in person after notifying the Secretary in advance of your intent to vote in person, or (d) following the revocation procedures or proxy voting procedures (to submit a later-dated proxy) via the internet or telephone by using the internet address and telephone number mentioned below.
     If you intend to revoke your proxy by filing a written notice of revocation or executing and delivering a proxy card bearing a later date, such notice or later-dated proxy must be received by the Secretary no later than 10 a.m. on Friday, May 16, 2008, in order to be valid. If you intend to appear at the annual meeting and vote in person instead of by a proxy that has already been delivered to the Company, then you must notify the Secretary no later than 10 a.m. on Friday, May 16 2008, of your intention to attend in person and that your proxy is thus revoked. Revocations or later-dated proxies via the internet or telephone must be made by 11:59 p.m. (central time), Saturday, May 17, 2008, in order to be effective. Any revocations or later-dated proxies received after these deadlines will be disregarded.
     Many stockholders hold their shares through a stockbroker, bank, or other nominee rather than directly in their own name. If you hold your shares in one of these ways, you are considered a beneficial owner, not a record owner. Your broker or nominee should send you voting instructions for you to use in directing the broker or nominee on how to vote your shares. Your broker or nominee may allow you to deliver your voting instructions to them via the telephone or the internet. The Company also permits voting via the telephone or internet for record owners, as described in more detail below.
Voting by Proxy by the Telephone or Internet
     This year we are again asking our stockholders to help save the Company money by voting their proxies via the internet or telephone, rather than by return mail.
     If you are a beneficial owner, but not a record owner, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Most institutions make internet or telephone voting options available to their beneficial owners, so please see the voting instructions from those institutions for specific information about how to vote via the internet or telephone.
     If your shares are registered directly in your name with our transfer agent, Illinois Stock Transfer Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to vote by proxy. We encourage our registered stockholders to vote:
     By internet — http://www.illinoisstocktransfer.com and click on the heading “Internet Voting”; or

     By touch-tone telephone — (800) 555-8140
     Please have your proxy card in hand when you access the website or call the toll-free number. You will be prompted to enter your Voter Control Number, which is located just above your name on the front of the proxy card. Then you can follow the directions provided.
     If you elect to vote via the internet or telephone, only votes cast no later than 11:59 p.m. (central time) on Saturday, May 17, 2008, will be accepted. If you vote via the internet or telephone and wish to revoke your proxy, you can make the revocation by internet or telephone, using the website or telephone number listed above, or by following one of the other procedures for revocation of mailed proxies set forth above under “Voting by Proxy by Mail,” provided that you meet the requirements and deadlines listed.
Electronic Delivery of Proxy Materials
     This proxy statement, proxy card and our 2007 Annual Report to Stockholders are available in advance of the annual meeting in the “Investor Relations” section of our Company’s website at www.mercbanx.com. Most stockholders can elect to view proxy statements and annual reports over the internet instead of receiving paper copies in the mail. Doing so will save the Company printing and mailing expense.
     If you are a stockholder of record, you may choose this option and save our Company the cost of printing and mailing these documents in the future by enrolling at any time throughout the year at www.mercbanx.com. When viewing the website, proceed to the “Investor Relations” tab and follow the enrollment instructions for “Electronic Delivery of Proxy Materials”. If, however, you hold your shares through a bank, broker, or other holder of record, please refer to the information provided by that entity for instructions on how to elect to access future proxy statements and annual reports over the internet. Such an option may or may not be available to beneficial owners, depending upon the procedures followed by the bank, broker or other holder of record.
     If you choose to view future proxy statements, proxy cards and annual reports over the internet, you will receive an e-mail message next year containing the internet address to access our Company’s proxy statement, proxy card and annual report. You do not have to elect internet access each year. To view, cancel or change your enrollment profile, please go to the “Investor Relations” section of our website at www.mercbanx.com. Your choice will remain in effect until you indicate otherwise. If in previous years you enrolled under www.InvestorDelivery.com (which is a former means utilized by the Company to deliver proxy materials electronically), you will need to reenroll this year under our website to continue to obtain proxy materials electronically.
Attending the Meeting and Voting in Person
     You may attend the annual meeting regardless of whether you have elected to vote your shares by proxy. If your shares are held in the name of your broker, bank or other nominee (commonly referred to as being held in “street” name), proof of your beneficial ownership may be required before you will be admitted to the meeting. Examples of proof of ownership are a recent brokerage statement or a letter from a bank or broker.
     If you attend the annual meeting and wish to vote in person, we will give you a ballot when you arrive. If you want to vote shares of common stock that are held in street name in person at the meeting, you will have to obtain a written proxy in your name from the broker, bank or other nominee who holds your shares and present this proxy at the meeting.
Quorum Requirement
     A quorum of stockholders is necessary to hold a valid meeting. The presence in person or by proxy of stockholders holding a majority of the total outstanding shares of our Company’s common stock will constitute a quorum at the annual meeting. Shares of common stock represented by a proxy that directs that the shares be voted to abstain or to withhold a vote on matters will nevertheless be counted in determining whether a quorum is present. Shares of common stock as to which there is a “broker non-vote” will also be counted as present or represented at the meeting for purposes of determining a quorum, even though shares represented by “broker non-votes” will not be deemed entitled to vote on those matters as to which the broker does not have authority to vote such shares. “Broker non-votes” are proxies submitted by brokers that do not indicate a vote for some or all of the proposals because the broker has not received instructions as to how to vote on those proposals and does not have discretionary voting authority with respect to such proposals. If a quorum should not be present, the annual meeting may be adjourned from time to time until a quorum is obtained.
Required Vote to Approve Each Proposal
     Election of Directors. Directors are elected by a plurality of the votes cast, in person or by proxy, by stockholders entitled to vote at the annual meeting for that purpose. A “plurality” means receiving a higher number of votes than any other candidate. In other words, the eight nominees receiving the most “FOR” votes will be elected director. Stockholders can withhold authority to vote for one or more nominees for director. Votes withheld from a particular nominee may under particular circumstances have an effect on the election of directors or result in the defeat of one or more of the Board’s nominees if there are nominees for Board seats other than the Board’s nominees. For the 2008 annual meeting, there are no director nominees other than the Board’s nominees. Stockholders do not have cumulative voting rights in the election of directors, meaning they cannot aggregate their votes for any one or more nominees.
     Approval of the 2008 Equity Incentive Plan. The affirmative vote of a majority of the votes cast is required for the approval of the 2008 Equity Incentive Plan. Any stockholder represented in person or by proxy at the meeting and entitled to vote on the subject matter may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the item and, therefore, will have no effect on the outcome of the vote on the item. Provided there is a quorum of stockholders present in person or by proxy, stockholders not attending the meeting, in person or by proxy, will also have no effect on the outcome of this proposal.
     Ratification of Auditors. The affirmative vote of a majority of the votes cast is required for the ratification of the selection of BKD, LLP as our independent auditors for the year ending December 31, 2008. Any stockholder represented in person or by proxy at the meeting and entitled to vote on the subject matter may elect to abstain from voting on this proposal. If so, such abstention will not be counted as a vote cast on the item and, therefore, will have no effect on the outcome of the vote on the item. Provided there is a quorum of stockholders present in person or by proxy, stockholders not attending the meeting, in person or by proxy, will also have no effect on the outcome of this proposal.
     Other Matters. The affirmative vote of a majority of the votes cast on any other matter is required for the approval of any such other matter as properly may come before the annual meeting or any adjournment thereof, unless the Company’s certificate of incorporation or bylaws or applicable law requires otherwise. Stockholders whose shares are represented in person at the meeting may elect to abstain from voting on these proposals. If so, such abstention will not be counted as a vote cast on such proposal and, therefore, will have no effect on the outcome of the vote on the matter if the vote requirement is a majority of the votes cast. Provided there is a quorum of stockholders present in person or by proxy, stockholders not attending the meeting, by proxy or in person, will also have no effect on the outcome of these proposals under this vote requirement.
     Effect of Broker Non-Votes. As previously stated, broker non-votes are proxies submitted by brokers that are not voted for some or all of the proposals because the broker has not received instructions as to how to vote on those proposals and does not have discretionary voting authority with respect to such proposals. Although such broker non-votes count for purposes of determining a quorum, broker non-votes do not count as shares represented in person or by proxy and entitled to vote on the proposals for which the broker does not have discretionary authority to vote and has not received instructions on how to vote. Therefore, with respect to any proposals requiring the affirmative vote of a majority of the votes cast, in person or by proxy at the meeting, (such as Items 2 and 3 in this proxy statement) or a plurality of the votes cast in person or by proxy (such as Item 1 in this proxy statement), broker non-votes will have no effect upon the outcome of the vote. With respect to any proposals requiring the affirmative vote of a designated percentage of all outstanding shares entitled to vote or of a quorum (there are no such proposals for the 2008 annual meeting), broker non-votes will be the equivalent of a vote “AGAINST” such proposals.
Solicitation of Proxies
     Our Board of Directors is making this solicitation of proxies for the annual meeting. The Company will bear all costs of such solicitation, including the cost of preparing and mailing this proxy statement and the enclosed form of proxy. After the initial mailing of this proxy statement, proxies may be solicited by mail, telephone, facsimile transmission or personally by directors, officers, employees or agents of the Company or its subsidiaries.

Brokerage houses and other custodians, nominees and fiduciaries will be requested to forward soliciting materials to beneficial owners of shares held of record by them, and the Company will pay their reasonable out-of-pocket expenses. The Company has engaged the Illinois Stock Transfer Company to act as its transfer agent, and the Company will thus bear any costs related to the transfer agent’s services.
     A list of stockholders entitled to vote at the annual meeting will be available for examination at least ten days prior to the date of the annual meeting during normal business hours at the principal place of business of the Company located at 200 North 33rd Street, Quincy, Illinois. The list also will be available at the annual meeting.
ITEM 1
ELECTION OF DIRECTORS
The Board of Directors
     The first item to be submitted to a vote at the annual meeting is the election of eight (8) directors of the Company, each to serve for a term of one year to expire at the 2009 annual meeting of stockholders. Our Board of Directors currently consists of eight (8) members, as follows, all of whom have been nominated for reelection: Ted T. Awerkamp, Dan S. Dugan, Michael J. Foster, William G. Keller, Jr., Frank H. Musholt, Dennis M. Prock, Walter D. Stevenson III and James W. Tracy.
     Unless authority to vote for the nominees or a particular nominee is withheld, all shares represented by properly executed proxies in the form enclosed will be voted for the election of these eight nominees as directors. In the event that one or more of the nominees should become unavailable for election prior to the meeting, the shares represented by properly executed proxies in the enclosed form will be voted for the election of such substitute nominee or nominees as may be designated by the Board of Directors, unless the authority to vote for all nominees or for the particular nominee who has ceased to be a candidate has been withheld. Each of the nominees has indicated his willingness to serve as a director if elected, and the Board of Directors has no reason to believe that any nominee will be unavailable for election.
     The Board of Directors recommends unanimously that you vote “FOR” the election of Ted T. Awerkamp, Dan S. Dugan, Michael J. Foster, William G. Keller Jr., Frank H. Musholt, Dennis M. Prock, Walter D. Stevenson III and James W. Tracy as directors.
Information on Nominees
     The following table sets forth certain information with respect to each person nominated by the Board of Directors for election as a director at the annual meeting.

		Position	Company
Name	Age	With our Company	Director Since

Ted T. Awerkamp	50	President and CEO, Director	1994
Dan S. Dugan	67	Chairman, Director	1983
Michael J. Foster	60	Director	2003
William G. Keller, Jr.	59	Director	1983
Frank H. Musholt	68	Director	1984
Dennis M. Prock	53	Director	2006
Walter D. Stevenson III	68	Director	1983
James W. Tracy	53	Director	2007

     The business experience during at least the last five years of each person nominated by the Board of Directors is as follows:
     Ted T. Awerkamp was named President and Chief Executive Officer of the Company as of March 1, 2007. Prior to that date, he served as Vice President and Secretary of the Company (since 1994) and as President and CEO of Mercantile Bank (since 2005). He served as Executive Vice President and Chief Operating Officer of Mercantile Bank from 1993 to 2005. Prior to 1993, he served as Vice President of Mercantile Bank and as President, Chief Executive Officer and a director of the former State Security Bank of Hamilton (now merged with Marine Bank & Trust). Mr. Awerkamp has been a member of the Board of Directors of the Company and Mercantile Bank since 1994 and is the Chairman of the Board of Mercantile Bank. Mr. Awerkamp is also a director of the following subsidiaries of the Company: Marine Bank & Trust, Brown County State Bank, HNB Financial Services, Inc. (and its subsidiary HNB National Bank), and Royal Palm Bancorp, Inc. (and its subsidiary Royal Palm Bank of Florida, both of which he is Chairman).
     Dan S. Dugan is the Chairman of the Board of the Company, a position he has held since 1983. He also serves as a consultant to the Company. He retired as President and CEO of the Company on February 28, 2007, after serving in such positions since 1983. He was also President and CEO of Mercantile Bank from 1980 to 2005 and Chairman of the Board of Mercantile Bank from 1980 to February 2007. Mr. Dugan is also a director of the following subsidiaries of the Company: Mercantile Bank, Perry State Bank, Farmers State Bank of Northern Missouri, Mid-America Bancorp, Inc. (and its subsidiary Heartland Bank), HNB Financial Services, Inc. (and its subsidiary HNB National Bank), and Royal Palm Bancorp, Inc. (and its subsidiary Royal Palm Bank of Florida).
     Michael J. Foster is a retired agribusiness executive. He was President of ADM Alliance Nutrition, Inc. (“ADM Alliance”), a subsidiary of Archer-Daniels-Midland Company, from 1998 through 2004. ADM Alliance is headquartered in Quincy, Illinois, and manufactures and sells livestock feeds nationally and internationally. Mr. Foster has served as a director of the Company and of Mercantile Bank since 2003.
     William G. Keller, Jr., is a partner with the law firm of Schmiedeskamp, Robertson, Neu & Mitchell LLP, located in Quincy, Illinois, which acts as outside counsel to the Company and its subsidiaries. Mr. Keller has been a director of the Company since 1983 and Mercantile Bank since 1982.
     Frank H. Musholt is Vice President and General Manager of Hollister-Whitney Elevator Corporation (“Hollister-Whitney”), a manufacturer and seller of elevators and elevator equipment. He has also served as the Secretary and Treasurer of Hollister-Whitney since 1969. Mr. Musholt has been a director of the Company and Mercantile Bank since 1984.
     Dennis M. Prock is chairman of the board and founder of For Your Convenience, one of the largest distributors of convenience store equipment in the country, which since 1986 has manufactured millwork, walk-in coolers and graphics for major convenience store chains across America. Mr. Prock has been chairman of For Your Convenience since 1986 and served as its President from 1986 to 2004. From 1995 through 2002, he also served as President of Huck Store Fixture Co. in Quincy, Illinois. Mr. Prock is involved in numerous business enterprises in Missouri and Illinois. Mr. Prock has been a director of the Company and Mercantile Bank since 2006 and serves as a director of the Company’s indirect subsidiary Royal Palm Bank of Florida.
     Walter D. Stevenson III is a retired physician in Quincy, Illinois, and the former president of the Quincy Medical Group, a multi-specialty medical group located in Quincy. Dr. Stevenson has been a director of the Company since 1983 and of Mercantile Bank since 1976.
     James W. Tracy is Senior Vice President and General Counsel of Dot Foods, Inc., a redistributor of food products from manufacturers to distributors throughout the United States. He has served Dot Foods, Inc. since 1980 and, prior to taking his current position in 2002, he was Senior Vice President of Operations. Mr. Tracy has been a director of the Company’s subsidiary Brown County State Bank in Mt. Sterling since 2000 and a director of the Company since 2007.
     There is no arrangement or understanding between any director and any other person pursuant to which such director was selected as a director.

ITEM 2
APPROVAL OF
THE 2008 EQUITY INCENTIVE PLAN
     A proposal will be presented at the Company’s annual meeting to approve the Mercantile Bancorp, Inc. 2008 Equity Incentive Plan (the “Equity Plan”). The Company’s Board of Directors approved the Equity Plan on February 25, 2008, subject to stockholder approval. A summary of the material provisions of the Equity Plan is set forth below. A copy of the Equity Plan is set forth as Appendix A.
Purpose
     The Equity Plan was established by the Company’s Board of Directors to promote the long-term financial success of the Company, to attract, retain and reward persons who can and do contribute to such success, further align the participants’ interests with those of the Company’s stockholders and to allow the Company to provide competitive total compensation opportunities to such persons. The Company has no equity plans in place currently.
Administration
     The Board has determined that the Equity Plan will be administered by the Compensation Committee of the Board of Directors (the “Committee”), which, pursuant to its charter, is charged with approving compensation payable to executive officers and other key employees and, specifically, the administration of the Company’s equity incentive plans, if any, including making awards under the plans. The Committee will select award recipients from the eligible participants, determine the types of awards to be granted, and determine the applicable terms, conditions, performance criteria, restrictions and other provisions of such awards, including any vesting or accelerated vesting requirements or conditions applicable to an award or awards. However, the Board of Directors, if it desires, may exercise the authority to determine plan awards directly, especially with respect to non-employee directors of the Company and its subsidiaries, as well as the number and type of such awards. All references hereafter to the Committee will include the Board of Directors to the extent the Board exercises authority to make grants or other determinations under the Plan. The Committee will have the authority to interpret the plan and to define plan terms, and its decisions in such matters will be final and binding.
General
     The Equity Plan provides considerable flexibility in the types of stock-based awards that may be granted thereunder. However, the plan does not authorize the grant of stock options or stock appreciation rights. It is expected that a principal form of the award under the plan will be restricted stock, that is, shares of the Company’s common stock that are non-transferable by the recipient until the vesting date or dates of the award and are subject to forfeiture if the recipient’s employment or service with the Company or its subsidiaries terminates before vesting. Other types of awards specifically authorized under the plan include restricted stock units, performance shares, performance units, bonus shares and stock units. Any award granted under the Equity Plan, including restricted stock, may also be conditioned upon the achievement by the Company or its subsidiaries or business units of one or more performance measures during the vesting period of the award. If an award is a performance-based award, the performance feature in some cases may be structured so as to satisfy the provisions of Section 162(m) of the Internal Revenue Code, with favorable tax consequences for the Company. See “Performance-Based Awards,” below.
     Subject to permitted adjustments for certain corporate transactions, the maximum number of shares that may be delivered to participants, or their beneficiaries, under the Equity Plan is 260,000 shares of the Company’s common stock. This represents approximately 3% of the Company’s outstanding shares at present. The number of shares reserved for issuance under the Equity Plan was established by the Board taking into consideration the practices of the Company’s competitors in its industry and market regarding compensatory stock plans. An overhang analysis was prepared for the Board by an independent compensation consultant evaluating the overhang impact of the Equity Plan and comparing it to that of eighteen other banking institutions, all with assets ranging from $1.1 billion to $2.4 billion and with a median asset size of $1.5 billion. “Overhang” refers to the number of shares reserved for issuance under a company’s equity plans, pursuant to both outstanding awards and authorized but ungranted awards under such plans, as a percentage of the total number of shares outstanding. That peer group analysis reflected that plan shares typically range from 6.1% and 10.0% of total shares outstanding, at the 25th and

75th percentiles of that group, respectively. It was determined by the Board that the level of shares approved provided an overhang that was very conservative relative to similar financial institutions but gave the Board sufficient flexibility to use equity awards as a meaningful component of the overall compensation program of the Company.
     To the extent that any shares of stock covered by an award under the Equity Plan are forfeited or are not delivered because the award is forfeited, canceled, or settled in cash (if settlement in cash is an option permitted by the award grant), such shares will not be deemed to have been delivered for purposes of determining the maximum number of shares of stock available for delivery under the plan.
     Except as provided otherwise upon grant, awards granted under the Equity Plan are not transferable except as designated by the participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Internal Revenue Code and ERISA. The Committee has the discretion to permit the transfer of awards under the Equity Plan; provided that such transfers shall be limited to immediate family members of participants, trusts and partnerships established for the primary benefit of such family members, or charitable organizations, and provided that such transfers are not made for consideration to the participant.
     The Equity Plan will be effective when approved by stockholders. If approved, the plan will continue in effect until terminated by the Committee; provided, however, that no awards may be granted under the plan after the tenth anniversary of the effective date. Any awards that are outstanding after the tenth anniversary of the effective date shall remain subject to the terms of the plan.
     The Committee may use shares of stock available under the Equity Plan as the form of payment for grants or rights earned or due under any other compensation plans or arrangements of the Company or a subsidiary, including the plans and arrangements of the Company or a subsidiary assumed in business combinations or other equity incentive plans of the Company or any subsidiary.
Share Adjustments
     In the event of certain corporate transactions involving the stock of the Company (including, without limitation, any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination and exchange of shares), all share limitations under the plan (including the maximum number of shares issuable under the plan and the maximum number of shares issuable to any one participant in any one year as a Section 162(m) qualifying performance-based award) and the number of shares subject to all outstanding awards under the plan will automatically be adjusted proportionally and uniformly to reflect such event, subject to certain statutory limitations and to the authority of the Committee to make certain discretionary adjustments or to prevent certain automatic adjustments to preserve the benefits or potential benefits of outstanding awards.
Eligibility
     Selected employees and directors of, and service providers to, the Company and its subsidiaries are eligible to become participants in the Equity Plan. As of December 31, 2007, the Company had a workforce of 415 full-time employees and 51 part-time employees. The Committee will determine the specific individuals who will be granted awards under the Equity Plan and the type and amount of any such awards.
Stock Awards
     Generally, a stock award is a grant of shares of the Company’s common stock or a right to receive shares of the Company’s common stock, an equivalent amount of cash or a combination thereof in the future, subject to the satisfaction of certain conditions. Such awards may include, but are not be limited to, bonus shares, stock units, performance shares, performance units, restricted stock or restricted stock units or any other equity-based award as determined by the Committee, but not stock options or stock appreciation rights. The specific conditions, including performance measures, performance objectives or period of service requirements, are set by the Committee in its discretion. All such awards may be subject to acceleration of vesting, to the extent permitted in the grant, including, but not limited to, in the event of the participant’s death, disability, retirement, or involuntary termination or due to a change in control.

Forfeiture
     Unless specifically provided to the contrary upon grant, if a participant’s service is terminated for cause, any outstanding unvested award held by such participant will be forfeited immediately and such participant will have no further rights under the award.
Performance-Based Awards
      General
     The Committee, in granting stock awards, may specify certain performance targets or measures that must be met by the Company or one of its subsidiaries or business units in order for the awards to vest. These performance measures, if attached to particular awards, typically will relate directly or indirectly to the financial success or well-being of the Company and will have as their general purpose further incentivizing the participants to achieve Company and personal success. In some cases, the Committee in establishing performance targets for performance-based stock awards, may seek to qualify such awards under Section 162(m) of the Internal Revenue Code, so as to provide the Company with favorable tax treatment upon the vesting of such awards. If so, such awards will be designated as Section 162(m) qualifying performance-based awards. See “Section 162(m) Deducibility of Certain Performance-Based Awards,” below.
      Performance Measures
     The performance measures that may be used for such awards shall be based on any one or more of the following combined company, subsidiary, operating unit or division performance measures as selected by the Committee: earnings (e.g., earnings before interest and taxes; earnings before interest, taxes, depreciation and amortization; or earnings per share); financial return ratios (e.g., return on investment, return on invested capital, return on equity or return on assets); increase in revenue, operating or net cash flows; cash flow return on investment; total stockholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; allowances for loan and lease losses; economic value added; stock price; book value; overhead; assets; achievement of balance sheet or income statement objectives; and strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Goals may be expressed as absolute amounts, relative to performance against an external index or other companies, or in terms of improvement or growth. The terms of any award may provide that partial achievement of performance criteria may result in partial payment or vesting of the award. Additionally, in establishing the performance measures, the Committee may provide for the inclusion or exclusion of certain items.
      Plan Limits Upon Grant or Distribution of Performance-Based Awards
     To the extent that performance-based stock awards granted under the Equity Plan are designated by the Committee upon grant as Section 162(m) qualifying performance-based awards, certain limits will apply to such awards, as follows:
•	the maximum number of shares of stock that may be covered by stock awards that are intended to be “performance-based compensation” which are granted to any one participant during any calendar year is twenty thousand (20,000) shares, subject to adjustment as described above under “Share Adjustments”; and

•	the maximum amount of cash-settled awards intended to be “performance-based compensation” payable to any one participant with respect to any calendar year shall equal five hundred thousand dollars ($500,000).

Change In Control
     Unless otherwise provided in an award agreement, upon the occurrence of a change in control, all stock awards shall be fully earned and vested. For purposes of the Equity Plan, a “change in control” is generally deemed to occur when (i) any person becomes the beneficial owner of 50% or more of the voting stock of the Company, (ii) a majority of the Board members serving as of the Equity Plan’s effective date no longer serve as directors unless the new directors were nominated by a majority of the incumbent Board, (iii) the Company combines or merges with another company other than one of its affiliates and the beneficial owners of the Company’s voting stock prior to the combination or merger do not beneficially own a majority of the voting stock of the combined or merged company thereafter, or (iv) a sale, assignment or transfer occurs of all or substantially all of the business or assets of the Company. In the event an award made under the Equity Plan constitutes “deferred compensation” for purposes of Section 409A of the Internal Revenue Code, and the settlement of or distribution of benefits under such award are triggered by a change in control, then such settlement or distribution shall be subject to the event constituting a change-in-control event permitted under Code Section 409A.
Amendment and Termination
     The Committee or Board may at any time amend or terminate the Equity Plan or any award granted under the Equity Plan, provided that no amendment or termination may impair the rights of any participant holding a previously granted award without the participant’s written consent. The Committee and Board may not amend the provision of the Equity Plan related to repricing, materially increase the original number of securities which may be issued under the Equity Plan (other than as provided in the Equity Plan), materially increase the benefits accruing to a participant, or materially modify the requirements for participation in the Equity Plan without approval of stockholders. Notwithstanding the foregoing, the Committee or Board may amend the Equity Plan at any time, retroactively or otherwise, to insure that the Equity Plan complies with current or future law without stockholder approval, and the Committee or Board may unilaterally amend the Equity Plan and any outstanding award, without participant consent, in order to avoid the application of, or to comply with, Section 409A of the Code, and its applicable regulations and guidance.
U.S. Federal Income Tax Considerations
     The following is a summary of the U.S. federal income tax consequences that may arise in conjunction with participation in the Equity Plan.
      Stock Awards
     A participant who has been granted a stock award will not realize taxable income at the time of grant, provided that the stock subject to the award is not delivered at the time of grant, or if the stock is delivered, it is subject to restrictions that constitute a “substantial risk of forfeiture” for U.S. federal income tax purposes, and the participant has not filed a Section 83(b) election to be taxed currently. Upon the later of delivery or vesting of shares subject to an award (or the filing of a Section 83(b) election), the participant will realize ordinary income in an amount equal to the then fair market value of those shares and the Company will be entitled to a corresponding deduction. Gains or losses realized by the participant upon disposition of such shares will be treated as capital gains and losses, with the basis in such shares equal to the fair market value of the shares at the time of delivery or vesting (or the filing of the election). Dividends paid to the participant during the restriction period, if so provided, will also be compensation income to the participant and the Company will be entitled to a corresponding deduction.
      Withholding of Taxes
     The Company may withhold amounts from participants to satisfy withholding tax requirements. Except as otherwise provided by the Committee, participants may have shares withheld from awards or may tender previously owned shares to the Company to satisfy tax withholding requirements. The shares withheld from awards may only be used to satisfy the Company’s minimum statutory withholding obligation.

      Change in Control
     Any acceleration of the vesting or payment of awards under the Equity Plan in the event of a change in control in the Company may cause part or all of the consideration involved to be treated as an “excess parachute payment” under the Code, which may subject the participant to a 20% excise tax and preclude deduction by the Company.
      Section 162(m) Deductibility of Certain Performance-Based Awards
     A U.S. federal income tax deduction for the Company will generally be unavailable for certain annual compensation paid to any of its five most highly compensated officers that exceeds statutory limitations (currently, $1 million). However, amounts that constitute “performance-based compensation” are not counted toward the limit. The Committee may determine that certain stock awards granted to participants are intended to be “performance-based compensation” as that term is used in Section 162(m) of the Internal Revenue Code. If so, such awards shall be designated as “Section 162(m) qualifying performance-based awards” and shall be conditioned on the achievement of one or more performance measures, to the extent required by Section 162(m) of the Internal Revenue Code. If such awards do qualify under Section 162(m), the compensation attributable to the awards upon vesting or delivery of the shares or cash subject thereto will be exempt from the limitations under Section 162(m) and thus will continue to be deductible to the Company for federal income tax purposes. At present, no executive officer of the Company receives compensation in excess of the statutory limitations.
      Tax Advice
     The preceding discussion is based on U.S. tax laws and regulations presently in effect, which are subject to change, and the discussion does not purport to be a complete description of the U.S. federal income tax aspects of the Equity Plan. A participant may also be subject to state and local taxes in connection with the grant of awards under the Equity Plan. The Company suggests that participants consult with their individual tax advisors to determine the applicability of the tax rules to the awards granted to them in their personal circumstances.
Other Items
     If approved by stockholders, the number and types of awards to be made pursuant to the Equity Plan is subject to the discretion of the Committee and has not been determined at this time.
     Adoption of this proposal requires the affirmative vote of a majority of the votes cast, in person or by proxy, by stockholders entitled to vote on the matter at the annual meeting.
     The Board of Directors has unanimously approved the 2008 Equity Incentive Plan and unanimously recommends that its stockholders vote “FOR” the approval of the 2008 Equity Incentive Plan.
ITEM 3
RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS
     The third item to be submitted to a vote at the meeting is the ratification of the selection of our independent auditors. The Audit Committee of our Board of Directors has selected the independent certified public accounting firm of BKD, LLP as our Company’s independent auditors to audit the books, records and accounts of our Company for the year ending December 31, 2008. Stockholders will be asked to ratify this decision.
     BKD, LLP has served as our Company’s independent auditors since 2001. A representative of BKD, LLP is expected to be present at the annual meeting. Such representative will have an opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.
     Submission of the selection of the independent auditors to the stockholders for ratification is not required by the Company’s certificate of incorporation, bylaws or applicable law. Nevertheless, the Board of Directors believes it is appropriate to give stockholders the opportunity to ratify the decision of the Audit Committee. Neither the Audit Committee nor the Board will be bound by the stockholders’ vote at the meeting but may take the stockholders’ vote into account in future determinations regarding the retention of an independent auditor. Also, submission of the matter to the stockholders this year will not limit the authority of the Audit Committee to appoint another independent certified public accounting firm to serve as independent auditors if the present auditors resign or their engagement otherwise is terminated.
     Additional information relating to the independent auditor and the work of the Audit Committee is set forth below under the heading “Audit Committee Report and Independent Auditor Information.”
     The Board of Directors recommends unanimously that you vote “FOR” ratification of the selection of BKD, LLP.
CORPORATE GOVERNANCE
     The business and affairs of the Company are managed under the direction of the Board of Directors. Members of the Board are kept informed of the Company’s business through discussions with the Company’s executive officers and other key employees, by reviewing materials provided to them and by participating in meetings of the Board and its committees.
     The Board of Directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements. The Board has adopted corporate governance practices, which the Board and senior management believe promote this purpose. The Board and, in particular, its Nominating and Corporate Governance Committee periodically review these governance practices, both in light of prevailing good corporate governance practices generally and for purposes of ensuring compliance with the rules and listing standards of the American Stock Exchange and the regulations of the Securities and Exchange Commission.
Director Independence
     The Board has determined that a majority of the current directors and all current members of the Nominating/Corporate Governance, Compensation, and Audit Committees are “independent” for purposes of Section 802 of the Amex Company Guide. Specifically, the Board has determined that the following directors are independent: Michael J. Foster, Frank H. Musholt, Dennis M. Prock, Walter D. Stevenson III and James W. Tracy. The Board based these determinations primarily on its review of the responses of the directors to questions regarding their personal history, their business and professional relationships with the Company as well as those of their families and their business affiliates, and other relationships they may have with management.
     In making determinations of independence, the Board uses the definition of “independent” provided in Section 803 of the Amex Company Guide, including the objective measures of director independence established in that section. In applying this Amex definition of independence, the Board considers a wide range of subjective factors, including the following: personal relationships between the director and Company management, business relationships between the Company and the director (including the latter’s immediate family members and controlled business interests) that do not exceed the dollar thresholds automatically resulting in loss of independence under the Amex guidelines but that nevertheless may be significant to one or both parties, and other relationships between the director and the Company or its management that may affect independent judgment. Chief among these other relationships are customer relationships that a director may have with the Company.
     Generally, the Board does not believe that the mere existence of a traditional customer relationship between a director (including the director’s immediate family and controlled business interests) and the Company, where, for example, the director is a borrower, depositor or trust customer of the Company, will jeopardize the independence of the director, except in cases where the dollar amount of the relationship or account in question is extraordinarily large or where the particular relationship or account is experiencing significant difficulties.
     In reviewing the independence of the nominee directors, the Board determined that none of these individuals, directly or through their families or controlled companies, had an extraordinarily large or troubled customer relationship of any kind with the Company or its banks although several maintain deposit accounts of various types with us and/or have personal or corporate loans from us of a non-troubled nature. Moreover, none of the individuals deemed independent had any business relationships with us at all, directly or indirectly through their families or controlled businesses. Finally, none of the individuals deemed independent had personal ties to Company management that were considered by the Board to be so material as to compromise his independence.

     The directors who were determined not to be independent were Mr. Awerkamp, because he is a current executive officer of the Company, Mr. Dugan, because he was an executive officer of the Company within the last three years, and Mr. Keller, because of the extent of his law firm’s representation of the Company.
Executive Sessions of Independent Directors
     The Company’s Corporate Governance policies require the Board to provide for regular executive sessions including only independent directors. At least once a year, the Board holds an executive session including only independent directors. In addition, the Board’s three principal committees, Nominating/Corporate Governance, Compensation and Audit, consist of only independent directors, and the chairmanship of these committees rotates among those directors. Therefore, each meeting of those committees permits the independent directors to address Company business in executive session to the extent desired, and each independent director has a significant role in setting committee agendas and conducting committee meetings.
Information Concerning the Board and Committees of the Board
Board Meetings; Attendance Record
     In 2007 our Board of Directors held 13 regular meetings and one special meeting. Each director attended at least 75% of the regular meetings of the Board during the year and at least 75% of the meetings of committees of the Board on which he served (in each case for the period during which he served). All of the directors serving at the time attended the special Board meeting. Our directors discharge their responsibilities throughout the year, not only at Board and committee meetings, but through personal meetings and other communications with members of management and others regarding matters of interest and concern to our Company.
     Our directors are expected to attend our annual meeting of stockholders absent a compelling reason, such as a family or medical emergency, but we do not otherwise have a policy regarding such attendance. All directors were present at the annual meeting of the stockholders held in May 2007. The Board of Directors typically holds its annual, organizational meeting immediately following the annual meeting of stockholders, which facilitates the directors’ ability to attend the annual meeting of stockholders.
Board Committees
     Our Board of Directors has established three standing committees: an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee. There currently are no other standing executive or other committees of our Board, or committees performing similar functions. The Board has determined that the current members of all three committees are “independent” under the guidelines set forth in the Amex Company Guide. The members and duties of each of these committees are described briefly below. A more complete description of each Committee’s functions is provided in its charter which is available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.
     Audit Committee. The Audit Committee consists of Messrs. Foster, Prock and Musholt and Dr. Stevenson. The Committee acts on behalf of the Board in reviewing the financial statements of the Company and in approving and overseeing the relationship between the Company and its independent auditor. In addition to monitoring the scope and results of audit and non-audit services rendered by our independent auditor, the committee reviews the adequacy of internal controls, internal auditing and the results of examinations made by supervisory authorities. The Committee also performs other duties, including oversight of our whistle-blowing policy and review and approval of certain related party transactions. The Board of Directors has determined that each member of the committee, in addition to qualifying as “independent” under Section 802 of the Amex Company Guide, also qualifies as “independent” under the more stringent requirements set forth in Section 10A(m)(3) of the Securities Exchange Act of 1934 and Section 803 of the Amex Company Guide, both applicable to audit committee members. Each member also has been deemed to qualify as an “audit committee financial expert” within the meaning of the rules and regulations of the Securities and Exchange Commission. The Audit Committee met four times during 2007.
     Compensation Committee. The members of the Compensation Committee are Messrs. Foster, Prock, Musholt and Tracy. Mr. Tracy replaced Dr. Stevenson on the Committee as of the 2007 Annual Meeting. The Compensation Committee has the responsibility to make certain determinations regarding executive compensation, and to review and make recommendations to the Board of Directors generally regarding our executive compensation program, as well as the compensation of our directors. Among other tasks, the Committee sets annual performance targets under our Incentive Compensation Plan and oversees plan payments if targets are met. For more information on the executive compensation program, see the section entitled “Compensation Discussion and Analysis” beginning on page 21. The Compensation Committee met nine times during 2007.
     Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee consists of Messrs. Foster, Prock and Tracy and Dr. Stevenson. Mr. Tracy replaced Mr. Musholt on the Committee as of the 2007 Annual Meeting. The Committee is responsible for the director nomination process, including evaluating and recommending director nominees and appointments to Board committees, and overseeing the identification and evaluation of candidates for nomination. The Committee also is charged with developing and recommending a set of corporate governance principles applicable to the Company, and identifying other corporate governance issues for the Board. The committee held one meeting during 2007.
     Any stockholder desiring a paper copy of any of these charters may obtain one by making a written request to the Corporate Secretary at the following address: Mercantile Bancorp, Inc., 200 North 33rd Street, Quincy, Illinois 62301, Attention: Corporate Secretary.
Compensation Committee Interlocks and Insider Participation
     At December 31, 2007, members of the Compensation Committee were Directors Foster, Musholt, Prock and Tracy. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding executive compensation. No member of the Committee in 2007 was, or had ever been, an officer or employee of the Company or any of its subsidiaries, or had any substantial business dealings with the Company. In addition, no “compensation committee interlocks” existed during fiscal year 2007, that is, no member of our Compensation Committee or the Board was an executive officer of another publicly traded company on whose compensation committee or board any of our executive officers served.
Stockholder Communications with Directors
     Our policy is to forward to our directors any stockholder correspondence we receive that is addressed to them. Stockholders who wish to communicate with our Board or individual directors may do so by sending their comments in writing addressed to the Board or to the individual director or directors at our headquarters at 200 North 33rd Street, Quincy, Illinois 62301. Stockholders wishing to submit candidates for nomination or election as directors of our Company or wishing to submit other proposals for consideration by our stockholders at the annual meeting should review the information set forth below under the headings “Nomination of Directors; Stockholder Access to Process” and “Stockholder Proposals for the Annual Meeting.”
Code of Ethics Applicable to Directors, Officers and Employees
     We have adopted a Code of Ethics for directors, officers and employees including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions. A copy of this Code of Ethics was filed as an exhibit to the Company’s Annual Report on Form 10-K and is available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. Any substantive amendments to this Code, or any waivers from the code granted for any director or senior officer, including our principal executive officer, principal financial officer, principal accounting officer, controller and persons performing similar functions will be disclosed in a report on Form 8-K filed with the SEC.
Nomination of Directors; Stockholder Access to Process
Nomination Process
     On an annual basis, the Nominating/Corporate Governance Committee of the Board makes recommendations to the full Board on individuals it believes should be nominated for director, including, if appropriate, re-nomination of incumbent directors, accompanied by key factors underlying its recommendations. If it so chooses, the Committee may include with its recommendations a report on other candidates considered by it but not recommended for nomination, including candidates the Committee believes should be given serious consideration for nomination in future time periods as well as candidates considered by the Committee that were deemed unsuitable for nomination. The Committee will include in its report any suggestions received from stockholders on nominees and its reaction to such suggestions. The full Board reviews and discusses the

Committee’s recommendations and report, and then determines the slate of nominees to be submitted by the Board for stockholder approval at the ensuing annual meeting.
     To the extent vacancies in the Board arise between annual stockholders’ meetings or the Board determines to expand the number of directors between annual meetings, the Committee will be expected to prepare an ad hoc review and recommendation of suitable candidates for appointment to the vacant or newly created directorships, utilizing a process similar to that undertaken by it in connection with elections of directors at annual meetings. Thereafter, the full Board will review the Committee’s recommendations and make the final determination on appointment of appropriate persons to the new directorships on an interim basis.
Identification of Candidates
     On an ongoing basis, the Nominating/Corporate Governance Committee identifies and reviews possible candidates for director and, if appropriate, conducts inquiries into the backgrounds and qualifications of candidates. The Committee may identify candidates as a result of suggestions received by it from Committee members, other directors, or Company officers or search firms retained by the Committee. In addition, the Committee considers any suggestions on director candidates that may be received from stockholders from time to time.
Director Qualifications
     The Committee and the full Board believe that the Board should be comprised of directors with varied, complementary backgrounds, and that directors should, at a minimum, have knowledge and experience that may be useful to our Company. Directors should also possess the highest personal and professional ethics and should be willing and able to devote the required amount of time to our business. In accordance with its charter, the Nominating/Corporate Governance Committee has identified the following additional attributes as desirable for its directors: knowledge of the banking industry; financial expertise; experience in the management or leadership of a substantial private business enterprise or educational, religious or not-for-profit organization; and such other professional experience that the Committee determines may be helpful on the Board. The Committee also considers a candidate’s relationships with customers and potential customers and, for those candidates who are also customers, the nature, dollar amount and history of the candidates’ customer relationship with the Company. In identifying director candidates, the Committee makes every effort to ensure that the Board and its committees will include the required number of independent directors, as that term is defined by the American Stock Exchange and the SEC. In determining whether an incumbent director should be retained and stand for re-election, the Committee considers the quality of the director’s past service to the Company, including the director’s attendance record at meetings.
Stockholder Submission of Candidates to Committee for its Consideration and Possible Nomination
     Any stockholder wishing to submit the names of one or more individuals for consideration in future years by the Nominating/Corporate Governance Committee and the full Board as nominees for director of the Company must follow the Company’s procedures for stockholder submission of candidates, as formulated by the Committee and approved by the Board. A copy of these procedures can be found on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. There is no assurance that the Committee will act within any specified time period in response to stockholder suggestions or that candidates or their proponents will be entitled to make a presentation to the Committee or receive any formal Company or Committee decision. The Committee received no stockholder submissions of candidates for consideration for the 2008 annual meeting.
Direct Nomination of Candidates by Stockholders at Annual Meeting
     In addition to submitting names of potential candidates for director to our Nominating/Corporate Governance Committee for possible consideration by the Committee and our Board in their annual selection of director nominees, stockholders may desire to act directly to place a candidate’s name in nomination for election as director at an annual meeting. Any stockholder wishing to do so, however, must comply with our bylaw provision governing direct nominations by stockholders. Under our bylaw, any stockholder who wishes to place a name directly in nomination for election as director at an annual meeting must, among other things, give advance notice to our Corporate Secretary at our principal executive offices not less than 120 days prior to the first anniversary of the previous year’s annual meeting of stockholders nor more than 180 days prior to such anniversary date (unless the calendar day of the current year’s annual meeting is more than 30 days before or after the calendar day of the previous year’s annual meeting). The deadline for the 2008 annual meeting has passed, and there were no stockholder nominations of candidates. For a direct stockholder nomination to be considered at the 2009 annual meeting, notice must be received not later than January 19, 2009, and not earlier than November 20, 2008. In the event that the date of the current year’s annual meeting is changed by more than 30 days from the prior year’s annual meeting, the Board of Directors will establish a different and suitable deadline date for notices. To obtain a copy of the relevant bylaw, please contact the Corporate Secretary. The bylaw provision is also available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com. The Company is not obligated to include in its proxy materials information regarding candidates nominated by stockholders.
Stockholder Proposals for the Annual Meeting
Stockholder Submission of Proposals to be Included in the Company’s Proxy Statement
     If a stockholder wishes to have a particular proposal considered by the Board for inclusion in the Company’s proxy statement for an annual meeting, the stockholder must satisfy the requirements established by the Securities and Exchange Commission in its proxy rules for such proposals. The SEC’s particular proxy rule, Rule 14a-8, requires that any stockholder wishing to submit such a proposal must submit it in writing to the Company at least 120 days before the anniversary date of the proxy statement mailing date for the prior year’s annual meeting, unless the upcoming annual meeting is to be held on a calendar day that is more than 30 days before or after the calendar day of the prior year’s annual meeting (in which case, the Board will separately establish the deadline date for such submissions). The deadline for the 2008 annual meeting has passed, and there were no stockholder submissions of proposals. Stockholders who wish to submit proposals for inclusion in the Company’s proxy statement for next year’s annual meeting (in 2009) must deliver such proposals to our Corporate Secretary on or before December 15, 2008. The written notice must clearly identify the proposal, contain a brief supporting statement and all required information about the proposing stockholder, and otherwise meet the SEC’s rule. Please note the Company has the right to exclude proposals that do not satisfy the requirements of applicable law.
     Proposals should be addressed to: Mercantile Bancorp, Inc., 200 North 33rd Street, Quincy, Illinois 62301, Attention: Corporate Secretary.
Direct Submission of Proposals by Stockholders for the Annual Meeting
     Stockholders who meet certain requirements set forth in our bylaws may be in a position to submit a personal proposal directly to an annual meeting of stockholders for consideration by the stockholders, even if the stockholder does not wish to submit such proposal to the Board of Directors for inclusion in the Company’s proxy statement. Of course, any stockholder directly submitting a proposal at an annual meeting is unlikely to be in a position to secure an affirmative vote of a majority of the shares present or represented in favor of such proposal, unless the submitting stockholder separately solicits proxies in favor of such proposal, which may be an expensive process and is regulated by the SEC’s rules. Under our bylaws, any stockholder may submit such a proposal for presentation at an annual meeting by delivering a written notice to the Corporate Secretary that complies with the requirements in our bylaws, including the deadline for delivering such notice, the contents of the notice and the subject matter of the proposal. For such a stockholder proposal to qualify for presentation at next year’s annual meeting (in 2009), the Company must receive the proposal no later than December 15, 2008. The deadline has already passed for direct submission of stockholder proposals for this year’s annual meeting, and there were none.
     The deadline for the 2008 annual meeting has passed. To obtain a copy of the relevant section of the bylaws, please contact the Corporate Secretary. The provision is also available on our internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.
     Proposals should be addressed to: Mercantile Bancorp, Inc., 200 North 33rd Street, Quincy, Illinois 62301, Attention: Corporate Secretary.

AUDIT COMMITTEE REPORT AND INDEPENDENT AUDITOR INFORMATION
Audit Committee Report
     The Audit Committee of the Board of Directors submits the following annual report. The committee currently consists of four directors, each of whom is independent as defined in the American Stock Exchange listing standards and the rules and regulations of the Securities and Exchange Commission defining independence of audit committee members, and each of whom has been determined by the Board of Directors to be an “audit committee financial expert” within the meaning of the SEC’s rules and regulations.
     The committee assists the Board of Directors in fulfilling its oversight role relating to the Company’s financial statements and the financial reporting process, including the system of disclosure controls and internal controls and procedures. Its duties include approving the engagement of the independent auditor annually, reviewing the independent auditor’s qualifications, independence and performance, and monitoring the internal audit function. The Board of Directors has adopted and annually reviews the committee’s charter, which sets forth these and the committee’s other duties in detail. The charter is available on the Company’s internet website in the “Corporate Governance” section under “Investor Relations” at www.mercbanx.com.
     The committee has reviewed and discussed, both with management and with BKD, LLP, the Company’s independent registered public accounting firm, the Company’s audited consolidated financial statements for December 31, 2007. Management has the responsibility for the preparation of the Company’s consolidated financial statements and for assessing the effectiveness of internal control over financial reporting. The independent registered public accounting firm has the responsibility for the audit of the consolidated financial statements and the audit of management’s assessment. The independent registered public accounting firm reports directly to the Committee, which meets with them on a regular basis and in separate executive sessions when appropriate.
     The committee has discussed with BKD, LLP the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees” (as amended by Statement on Auditing Standards No. 90, “Audit Committee Communications”).
     The committee approved the engagement of BKD, LLP as its independent registered public accounting firm for 2007 and 2008, as well as the scope of their engagement for each year. In this context, the committee has received from BKD, LLP the written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees,” relating to auditor independence, and has discussed with BKD, LLP the firm’s independence. The committee has also considered whether the provision by BKD, LLP of non-audit services to the Company is compatible with BKD, LLP’s independence and concluded such services are compatible.
     Based upon the committee’s review and discussions noted above, the committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007, filed with the Securities and Exchange Commission.
Committee Members:
Michael J. Foster, Chairman
Frank H. Musholt
Dennis M. Prock
Walter D. Stevenson III

Principal Accounting Fees and Services
     The following table presents fees billed for professional audit services rendered by BKD, LLP for the audit of our Company’s annual financial statements for 2006 and 2007, and fees billed for other services rendered by BKD, LLP during such years.

Type of Fee	2006	2007
Audit Fees (1)	$269,356	$254,800
Audit-Related Fees (2)	78,000	36,900
Tax Fees (3)	31,800	32,400
All Other Fees	0	0

Total	$379,156	$324,100

(1)	Audit Fees, including out-of-pocket costs, are for the audit of the Company’s financial statements for the years ended December 31, 2006 and 2007. Also included are the fees related to the preparation of reports filed by the Company with the SEC under section 13(a) of the Securities Exchange Act of 1934 (e.g., annual reports on Form 10-K, quarterly reports on Form 10-Q).

(2)	Audit Related Fees include the aggregate fees and out-of-pocket costs paid by us to BKD, LLP during 2006 and 2007 for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and not included in Audit Fees, including a separate profit-sharing plan audit.

(3)	Tax Fees include the aggregate fees paid by us to BKD, LLP during 2006 and 2007 for professional services rendered for tax compliance, tax advice and tax planning.
Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services
     Pursuant to its charter, the Audit Committee is responsible for reviewing and approving, in advance, the engagement of our independent auditor and any permissible non-audit engagement or relationship between our Company and its independent auditors. In addition to approving our engagement of BKD, LLP to conduct the audit of our Company in each of the last three years, the Audit Committee has approved each permissible non-audit engagement or relationship between our Company and BKD, LLP entered into since January 1, 2007. The percentage of audit-related fees, tax fees and all other fees that were approved by the Audit Committee for fiscal year 2007 equaled 100% of the total fees incurred. We have been advised by BKD, LLP that substantially all of the work done in conjunction with its audit of our financial statements for the most recently completed fiscal year was performed by permanent full-time employees and partners of BKD, LLP.

COMPENSATION OF DIRECTORS
     The following table sets forth for the year ended December 31, 2007 the compensation paid to each director of the Company other than directors who were also executive officers and whose compensation is included in the Summary Compensation Table for executive officers on page 29.
Compensation of Non-Management Directors

	Fees Earned	All Other
	or Paid	Compensation	Total
Name	in Cash ($)	($)	($)
Michael J. Foster	39,000	0	39,000
William G. Keller, Jr.	0	0	0
Frank H. Musholt	39,000	0	39,000
Dennis M. Prock	45,750	0	45,750
Walter D. Stevenson III	39,000	0	39,000
James W. Tracy	32,050	0	32,050
     All of the directors of the Company in 2007, including two who served as executive officers, also served as directors of the Company’s principal subsidiary bank, Mercantile Bank. In addition, Mr. Prock served as a director of Royal Palm Bank of Florida (“Royal Palm”), and Mr. Tracy served as a director of Brown County State Bank (“Brown County”). No other director of the Company in 2007 served as a director of any other subsidiary of the Company in 2007.
     Directors’ fees for service on the Board of Directors of the Company or any subsidiary of the Company are reviewed and, if appropriate, adjusted annually by the board of the respective entity. Directors’ fees are established as an annual amount for each independent director, which is then paid to the director in twelve (12) equal installments, except for Royal Palm, which pays directors for attendance at each meeting. In 2007, the annual fee amount for Company directors was $17,304, and the annual fee amount for Mercantile Bank directors was $21,696. In 2007, Royal Palm paid Mr. Prock $6,750 in directors’ fees, and Brown County paid Mr. Tracy $9,300 in directors’ fees. In 2007, Mr. Tracy served as a director for the entire year on the board of Brown County but only seven months on the boards of the Company and Mercantile Bank. He was paid only for the months in which he served. No additional fees are paid to directors for their service on committees of any board. For 2008, upon the recommendation of the Compensation Committee, the directors’ fees have remained the same.
     Prior to 2007, all directors of the Company, including those directors who were not independent, received directors’ fees for their service on the boards of the Company and its subsidiaries. In December 2006, the Board of Directors determined that directors’ fees would not be paid in 2007 to inside (i.e. employee) directors of the Company or any outside (i.e. non-employee) directors who did not qualify as independent, and the boards of directors of the Company’s subsidiaries made the same determination. Therefore, directors Dugan and Awerkamp were not eligible for, and did not receive in 2007, directors’ fees for their service on the various boards. This was also true of Mr. Keller, who, though a non-employee director, did not qualify as independent given the business relationship between his law firm and the Company.
     In 2007, no director, other than Messrs. Awerkamp, Dugan and Keller, received any compensation from the Company or its subsidiaries other than directors’ fees for services rendered on the boards of directors of such entities.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Executive Officers
     Executive officers of our Company are appointed by the Board of Directors and serve at the discretion of the Board. The following are the current executive officers of our Company.

Name	Age	Position
Ted T. Awerkamp	50	President and CEO
Michael P. McGrath	53	Executive Vice President, Chief Financial Officer, Secretary and Treasurer
Daniel J. Cook	52	Executive Vice President and Chief Investment Officer
     There is no arrangement or understanding between any executive officer and any other person (other than the arrangements with the Company that are discussed in this Proxy Statement) pursuant to which such executive officer was selected as an officer.
Compensation Discussion and Analysis
     General. In this Compensation Discussion and Analysis, references to “Committee” are to the Compensation Committee of our Company’s Board of Directors, which has general responsibility for the establishment, direction and administration of all aspects of our executive compensation program. As discussed above under the heading “Corporate Governance—Information Concerning the Board and Committees of the Board,” the Committee currently is composed of four independent directors, none of whom is an officer or employee of our Company or any subsidiary bank.
     We use the term “Executives” to refer to the executive officers of the Company listed above. Dan S. Dugan, formerly the President and CEO of the Company, retired on February 28, 2007; he continues as Chairman of the Board, but is not compensated for such services. Under the rules of the SEC, Mr. Dugan is included among the executives listed in the Summary Compensation Table on page 29, but, in light of his retirement in February 2007, he is not included as one of the “Executives” for purposes of this Analysis. For additional information regarding compensation arrangements with Mr. Dugan, see the sections entitled “Compensation of Directors,” “Grants of Plan-Based Awards,” “Pension Benefits” and “Arrangements with Former CEO.”
     This Compensation Discussion and Analysis has been prepared by management of the Company. The Company is responsible for this Analysis and for the disclosure controls relating to executive compensation. The Compensation Discussion and Analysis is not a report or disclosure of the Committee. However, the Committee has reviewed and discussed the Analysis with management and has submitted a Report hereon which immediately follows this Analysis.
     Overall Compensation Policy. Our Company’s executive compensation policy is premised upon two basic goals: (1) to attract and retain qualified individuals who provide the skills and leadership necessary to enable our Company and its subsidiary banks to achieve earnings growth, capital compliance and return on investment objectives, and (2) to create incentives for those individuals to achieve Company and individual performance objectives through the use of performance-based compensation measures. The Company also has a goal of creating a mutuality of interest between executive officers and stockholders through compensation structures that correlate a material portion of executive compensation with stockholder returns. Our short-term incentive plan provides a clear and effective method for motivating our Executives to achieve financial results that will drive share value, to the benefit of the stockholders. In addition, the Board of Directors is recommending the adoption of the 2008 Equity Incentive Plan to provide equity-based, long-term incentives to our Executives.
Overview of Executive Compensation Components
     In 2007, our compensation program for the Executives consisted of several compensation components, which are identified in the following paragraphs and discussed individually in more detail below. In determining the structure and levels of each element of executive compensation, the compensation package is considered in total, rather than any one element in isolation. As more fully described in the ensuing sections of this Analysis, the ultimate determination of each element of executive compensation is a subjective process in which many factors are considered, including our Company’s and/or subsidiary banks’ performance and the individual Executive’s specific responsibilities, historical and anticipated personal contribution to our business, and length of service with our Company or subsidiary banks.
     The following are the material elements of the compensation program for our Executives:
•	A base salary;

•	Short-term (annual) incentive compensation;

•	Retirement benefits; and

•	Change-in-control protections.
     Each of these elements is described in more detail under “Components of Compensation,” below. We also provide various health and welfare benefits to the Executives on the same basis as apply to all salaried employees, as well as modest perquisites and personal benefits to assist the Executives in performing their functions. The perquisites and benefits are discussed in the Summary Compensation Table on page 29 and footnotes to the table. In addition, the Board is recommending the adoption of the 2008 Equity Incentive Plan to provide equity-based, long-term incentives to our Executives. Stockholders will vote on this plan at the meeting. (See Item 2, page 8.) If the plan is approved by the stockholders, equity-based awards under the plan will be an important additional element in our executive compensation program.
Use of Consultants; Market Data
     In recent years, we have used compensation consultants occasionally to assist management, the Committee and the Board in refining and updating our compensation program and plans, not only for the executives, but for all employees. Some of these consultants are asked to review and make recommendations on only selected aspects of compensation; others may be instructed to review and comment upon our executive compensation program as a whole.
     In December 2007, the Compensation Committee engaged Frederic W. Cook & Co., Inc. of Chicago, Illinois, to provide a comprehensive review of the compensation practices and programs for all employees of the Company and compensation levels for the Company’s senior management, including the Executives. The consultant’s duties also included an internal review of the Company’s compensation practices and programs for effectiveness and alignment with the Company’s business strategy, as well as external benchmarking against practices in relevant markets.
     In performing its review, our consultant selected, and compared the Company with, eighteen similarly situated bank holding companies. The comparison companies are publicly traded, classified as regional banks, thrifts or mortgage finance institutions, and headquartered in the Midwest (sixteen companies) or Florida (two companies). The median of assets among the companies is $1.5 billion. Our Company is in the middle of the group in terms of size and performance although the Company’s total shareholder returns over the past several years have been above the 75th percentile of the group.
     The consultant’s findings and recommendations are discussed throughout this Analysis. Chief among the consultant’s recommendations was the adoption and implementation of an equity incentive plan to provide equity-based, long-term incentives to our key employees including the Executives.
     We expect to continue to utilize the services of compensation consultants on a regular basis in future years.
     Also in 2007, as in prior periods, we conducted our own internal review of executive compensation practices at a peer group of 28 similarly-sized bank holding companies located in the Midwest, with particular focus on total dollar amounts of compensation and the mix of compensation paid by our peers to various levels of executives. In preparing this internal review, we used executive compensation information obtained from SNL Financial, a national information specialist for the financial services sector. On the basis of our internal review, we concluded that total compensation received by our executives as a group in preceding years was slightly below the average for our peer group, and that our mix of compensation was similar to our peer group, except for the absence of equity-based, long-term incentive compensation, which is a common feature of compensation packages among publicly traded financial institutions.

Mix of Pay
     We believe that the combination of base salary and short-term incentive compensation utilized by us in recent periods provides a suitable and effective program for compensating and incentivizing our Executives, to the benefit of our Company and our stockholders, although we also believe that the addition of an equity-based compensation feature, such as the proposed Equity Incentive Plan, would improve the overall mix. The Committee and the Board believe that designating a portion of executive compensation to be at risk (the short-term incentive compensation piece) advances the interests of our stockholders: we must perform satisfactorily as an organization, exceeding clear and objective financial benchmarks, in order for short-term incentive compensation to be paid to any Executive, and then individual performance and the Executive’s personal contribution to our Company’s and/or subsidiary banks’ success is factored in to determine precisely how much incentive compensation each Executive receives.
Components of Compensation
     Base Salary. Base salary compensates for sustained performance in the executive function. It is a standard compensatory element. The base salary for each Executive is reviewed at each year-end in comparison to the previous year’s salary. In determining whether to adjust base salary levels, recommendations and subjective assessments by senior management of individual performance are taken into account. In addition, the performance of our Company and the subsidiary banks is considered. The increases in the base salaries of our Executives for 2007 were based primarily upon a subjective analysis of our Company’s performance during the period since the last salary increase and the individual Executive’s role in generating that performance. In this regard, the analysis of performance included a review of our Company’s earnings and return on equity for the prior year. The analysis of the role played by each individual Executive in generating our Company’s performance included a consideration of the Executive’s specific responsibilities, contributions to our business, and length of service. The factors impacting base salary levels are not independently assigned specific weights. Rather, all of these factors are reviewed, and specific base pay recommendations are made which reflect an analysis of the aggregate impact of these factors. Our compensation consultant, Frederic W. Cook & Co., Inc., found that the Company’s base salaries for the Executives are close to but slightly below the average base salaries of the executives of the eighteen bank holding companies included in the peer group. The base salaries currently receivable by our Executives are $325,000 for Mr. Awerkamp, $185,000 for Mr. Cook and $185,000 for Mr. McGrath. For all of the foregoing reasons, we believe that base pay levels for the Executives are within a range that is appropriate and sufficient.
     Short-Term Incentive Compensation. Our basic incentive compensation component at present is our Incentive Compensation Plan. This is a short-term incentive plan, involving establishment on an annual basis of financial targets for the Company which, if met, may result in cash payments to Executives and other key employees. Until 2007, the incentive plan was not a comprehensive uniform plan for all senior management; rather the Committee, with input from management, established the financial targets at the beginning of the year as a series of separate targets for the different executives, and then provided a cash payout at year-end for each executive if his target level of performance had been exceeded. The amount of the payment usually was based on some other objective standard, such as a percentage of the executive’s base salary. The plan, as applied until 2007, was divided into a series of separate arrangements and had operated with only a minimum of flexibility and discretion; selected financial measures, benchmark targets and the calculation of year-end cash payouts were largely objective. The plan was never submitted to a stockholder vote because deductibility of plan payments under Section 162(m) of the Internal Revenue Code was not and is not an issue given the conservative levels of compensation we have traditionally paid our executives.
     In early 2007, after weighing the recommendation of its compensation consultants, the Board of Directors, with the approval of the Committee, determined to amend the Incentive Compensation Plan, both by formalizing the plan and by expanding the range of financial targets that the Committee would be able to utilize when making annual plan awards to Executives. The plan as amended created a two-step formula for establishing annual plan awards. The Committee must first make a determination as to which performance criterion or criteria will be so-called “threshold performance triggers” (“triggers”). If the trigger or triggers are not met, then the Executive will receive no year-end payments under the plan and the analysis ends without proceeding to the second step of the formula. If the trigger or triggers are met, then the Executive will receive a year-end payment, the total amount of which may increase depending upon the outcome at year-end under the second step. Under the second step, the Committee must determine which additional factors, so-called “key performance factors” (“factors”), will apply to Executive awards for the year and, together with the “trigger,” affect the ultimate amount of any payments. In identifying triggers and factors, the Company will compare its performance against the performance of a peer group of bank holding companies for the ensuing year, as reported after the conclusion of the year by the Federal Reserve Board’s Division of Banking Supervision and Regulation in its year-end Bank Holding Company Performance Report (the “BHC Report”).
     Peer group ratio averages documented in the BHC Report serve as a frame of reference for evaluating the financial condition and actual performance of the Company relative to other bank holding companies with similar characteristics. This information serves as a benchmark against which the Company’s balance sheet structure and earnings can be evaluated. The 2007 BHC Report compared the performance of the Company to Peer Group Number 3, which consisted of 273 U.S. bank holding companies with consolidated assets between $1 billion and $3 billion. A peer group average for a financial ratio is the arithmetic mean of the ratio values calculated for all bank holding companies in the selected peer group subject to the upper and lower limits. That is, to reduce the influence of erroneous or atypical data on peer group ratio averages, values falling above the 95th and below the 5th percentiles for the peer group are excluded from the calculation of the peer group average.
     With respect to the incentive plan, the Committee assigns a weight to each trigger (in the first step) and key factor (in the second step), the total of which must equal 100%. All triggers and factors, and their weighting, are established typically late in the first quarter or early in the second quarter of each fiscal year. If any factor is not met, the weight of that factor is added to the weight of each other performance factor that is also not met for the year and the total percentage is then deducted from the Executive’s objective determinant of plan payment, i.e., the maximum percentage of his base salary that the Executive is entitled to receive if all triggers and factors are met for the year. The following paragraphs illustrate how the triggers and factors impacted the determination of awards under the plan in 2007 for each Executive.
     For 2007, the trigger for Messrs. Awerkamp, McGrath and Cook was the Company’s achieving a return on equity equal to or exceeding the lesser of 10.65% or 84% of the return on equity reported in the BHC Report (which was 8.42% for 2007). The trigger was weighted at 30%. Their key performance factors were (a) net interest margin ratio equal to or exceeding the lesser of 3.70 or 92% of such ratio reported in the BHC Report (which was 3.48 for 2007) (weighted at 20%), (b) earnings per share equal to or exceeding $1.29 (weighted at 20%), (c) total overhead expense ratio equal to or less than the greater of 2.65 or 91% of such ratio reported in the BHC Report (which was 2.61 for 2007) (weighted at 15%), and (d) book value per share equal to or exceeding $12.43 (weighted at 15%). The Company exceeded the return-on-equity trigger with 9.6% and satisfied the total overhead expense ratio factor with 2.62 and book value per share factor with $12.43, but did not reach the net interest margin ratio or earnings per share factors.
     Therefore, the Executives achieved 60% of their trigger and factors based on the weighting thereof. Under Mr. Awerkamp’s Employment Agreement, he has an incentive compensation opportunity equal to 40% of his base salary times the percentage of the trigger and factors achieved (60%). This calculation resulted in a $74,400 payment for Mr. Awerkamp. Under Mr. McGrath’s Employment Agreement, he has an incentive compensation opportunity equal to 25% of his base salary times the percentage of the trigger and factors achieved (60%). This calculation, after adjustments for rounding, resulted in a $26,425 payment for Mr. McGrath. Under Mr. Cook’s Employment Agreement, he has an incentive compensation opportunity equal to 25% of his base salary times the percentage of the trigger and factors achieved (60%). This calculation, after adjustments for rounding, resulted in a $26,425 payment for Mr. Cook.
     The plan as amended also permits the Committee to make additional, discretionary awards to Executives to reflect individual performance or other significant corporate achievements. The plan thus gives the Committee a degree of discretion over plan awards without undercutting the importance of objective performance targets selected in advance. Pursuant to this discretionary authority in the plan, the Committee and Board approved a discretionary incentive compensation payment to Mr. Awerkamp equal to $30,000 in recognition of the performance of the Company’s common stock, as measured by its price per share, relative to the performance of stocks included in the NASDAQ Bank Index. Specifically, the Committee noted that the price of the Company’s common stock (assuming reinvestment of all dividends for purposes of this calculation) increased by an annualized 19.65% for the period beginning January 3, 2007 (the first day of trading in 2007) and ending December 31, 2007. The composite price of the NASDAQ Bank Index (again, assuming reinvestment of dividends) decreased over the same period by an annualized 20.39%. In total, the Company’s price out-performed the Index by 40 percentage points. The Committee and Board also approved a discretionary incentive compensation payment to Mr. McGrath equal to $15,000 and a discretionary incentive compensation payment to Mr. Cook equal to $15,000, both in recognition of the performance of the Company’s common stock, as measured by its price per share, relative to the performance of stocks included in the NASDAQ Bank Index, as described above.
     Our consultant found the Incentive Compensation Plan good overall but made some recommendations for improving the plan relative to the Executives, which recommendations the Committee is considering. Specifically, the consultant suggested the Committee and Board consider (a) amending the plan to permit the Committee and Board to set a range for the performance trigger and targets each year over which payments of varied amounts would be made depending upon where the actual performance fell within the range, instead of the current approach under which the trigger or target is either met or not met and, if not met, no payment is made for that trigger or target, (b) replacing book value per share for 2008 with total shareholder return relative to a benchmark, (c) whether there are benchmarks other than the BHC Report that might be more relevant to the Company as a regional bank holding company, and (d) making discretionary incentive payments to the Executives for 2007 in view of the Company’s good performance in that year (which recommendation the Committee accepted resulting in the discretionary incentive payments mentioned above).
     Retirement Benefits. Our retirement benefits provide post-retirement security to all eligible employees, including our Executives. There are two sources of retirement benefits covering one or more of our current Executives, as follows:
•	Our tax-qualified retirement plan (the Profit-Sharing Plan and Trust), which covers all eligible employees and is described briefly in the Narrative following the “Summary Compensation Table” below; and

•	A salary continuation agreement that the Board of Directors, with the Committee’s approval, extended to President and CEO Ted T. Awerkamp in 1994, under which following his retirement Mr. Awerkamp will receive cash payments in addition to those received by him under the qualified plan; more information is provided about these payments in the “Pension Benefits” table below as well as the Narrative following the table.
We believe the combination of these retirement benefits adequately provides for the security of our Executives following their cessation of service, such that their efforts can be directed solely to the success of the Company in their pre-retirement years.
     Our consultant suggested the Board and Committee consider changes to the retirement benefits. First, the Company should determine whether to replace the current flat contribution to the Profit-Sharing Plan with a more standard 401(k) plan approach in which the Company would match employee contributions up to a certain level and retain the discretion to make additional Company contributions tied to profitability year to year. Second, the Company should consider whether to revise Mr. Awerkamp’s salary continuation agreement to permit some level of benefits if his employment were terminated due to death, disability or involuntarily prior to age 55 (currently there would be no benefits under these circumstances). Also, if the 2008 Equity Incentive Plan is not approved by the stockholders, the Company should examine whether to update the benefits under the salary continuation agreement to reflect Mr. Awerkamp’s current pay level. Currently, the benefits are based on his pay level in 1994 plus a projection of adjustments since that time, which projection is not consistent with actual pay levels today.
     Change-in-Control Protections. A component of executive compensation is the additional income security we provide to our management team in the event the Company undergoes a change-in-control and the Executives are thereafter dismissed or de facto dismissed by reason of their demotion or reassignment to remote locations. The employment agreements with our current Executives contain a change-in-control provision giving them such security. Under this provision, if during the term of the agreement the Company is the subject of a “change in control” (as defined in the agreement) and subsequently the Executive either (i) is terminated by the Company without cause or (ii) terminates his own employment following a post-change-in-control demotion in salary or position or relocation to a remote place of business, the Executive will be entitled to receive a lump sum cash payment in an amount equal to 250% for Mr. Awerkamp and 200% for Messrs. McGrath and Cook of the sum of (x) his current base salary at the time of termination plus (y) the amount of his payment, if any, under the Incentive Compensation Plan for the most recently completed fiscal year of the Company.
     We believe that providing this protection to our Executives upon a change-in-control of the Company is in the stockholders’ best interest because doing so serves to maintain a stable executive team during a change-in-

control process and incentivizes management to explore, when appropriate, possible transactions involving a sale or other change in control of the Company, to the benefit of our stockholders. Under this provision in the employment agreements, the triggering of a payment requires both a change-in-control of the Company and the Executive’s loss of position. The structure of the provision lessens the likelihood that any payment made thereunder to an Executive will exceed the ceiling established under Section 280G of the Internal Revenue Code on the deductibility of such payments. Also, the Company is not obligated under the agreements to make any “tax gross-up” payments to taxing authorities on behalf of the Executives of amounts they would otherwise be required to pay individually in the event they receive payments following a change-in-control distribution.
     For further information on the Executives’ employment agreements, see the discussion under the heading, “Employment and Other Compensatory Agreements with the Executives — Employment Agreements” on page 34.
     Mr. Awerkamp may also be entitled to receive payments in the event of a change in control under his salary continuation agreement. For more information regarding these payments, see the discussion under the heading “Potential Payments to Executives upon Termination or Change-in-Control,” below.
     Equity-Based, Long-Term Incentives. Currently, the Company has no equity-based, long-term incentive compensation component, which is a common feature of compensation packages among publicly traded financial institutions, including the eighteen-company peer group with which Frederic W. Cook & Co., Inc. compared the Company’s compensation policies and practices. Sixteen of the eighteen companies maintain some form of equity-based, long-term compensation plan or arrangement. Chief among the consultant’s recommendations was the creation of an equity incentive plan. Therefore, the Board and Committee are proposing to the Company’s stockholders the adoption of the 2008 Equity Incentive Plan. For a discussion of the plan, see “Item 2 — Approval of the 2008 Equity Incentive Plan” beginning on page 8.
Procedure for Determining Executive Compensation
     Committee and Board Roles, Generally. The Committee oversees and reviews all aspects of the Company’s executive compensation program, including welfare and personal benefits, at least annually, during its year-end meeting if not before, and often examines specific compensation issues during the year, if and as appropriate. Its fundamental goal is to ensure that overall compensation levels and incentive opportunities are competitive and reflect the performance of the Company and its subsidiary banks as well as performance of the individual executive officer. Types and amounts of compensation paid to the executives in preceding years have some effect on the Committee’s compensation decisions for subsequent years, but are less important than current and desired future Company performance, retention needs and internal pay equity.
     The Board generally monitors the Committee’s functioning, and makes some decisions on executive compensation itself, such as approving any compensation agreements with the executives and recommending any equity-based long-term incentive plan, such as the plan currently being submitted to stockholders for their approval. Recommendations received from compensation consultants are carefully weighed by the Committee and the Board in making their compensation determinations.
     Specific Actions for 2007 and 2008. The following outlines the executive compensation decisions made by the Committee and the Board of Directors for 2007 and 2008:
•	Short-Term Incentive Compensation Plan. Triggers and financial performance factors for the Executives under the Incentive Compensation Plan for 2007 (the 2007 awards) were recommended by the Committee at its March 20, 2007 meeting and approved by the Board at its April 17, 2007 meeting. The Committee reviewed on February 5, 2008 whether the triggers and performance factors for the Executives under the Incentive Compensation Plan for 2007 had been achieved and approved payouts under the plan, which the Board ratified on February 25, 2008.

•	Executive Employment Agreements. Employment Agreements for the Executives were approved by the Committee at its March 20 and April 3, 2007 meetings and ratified by the Board at its April 17, 2007 meeting. The Committee approved the amendment and restatement of the Executives’ Employment Agreements, to comply with Section 409A of the Internal Revenue Code, at its meeting on December 18, 2007. At its meeting on February 25, 2008, the full Board ratified the amendment and restatement of the Executives’ Employment Agreements and approved the extension of the terms of such agreements for an additional year.
•	Awerkamp Salary Continuation Agreement. The Committee approved the amendment of Mr. Awerkamp’s Salary Continuation Agreement to comply with Section 409A of the Internal Revenue Code at its meeting on December 18, 2007. The full Board ratified the Committee’s action with respect to the amendment to the Salary Continuation Agreement at its meeting later that day.

•	Dugan Consulting Agreement. Mr. Dugan’s Consulting Agreement was approved by the Committee at its January 26, 2007 meeting and ratified by the Board at its February 20, 2007 meeting. On January 15, 2008, the Company entered into a new Consulting Agreement with Mr. Dugan, the term of which would begin March 1, 2008, upon the expiration of his 2007 Consulting Agreement. The terms of the new agreement are substantially similar to the terms of the 2007 agreement.

•	Compensation Review. At the Committee’s meetings on November 20 and 29, 2007, the members considered various year-end compensation matters and decided to engage a consultant to review the Company’s compensation policies and practices, including executive compensation, in their entirety. After discussing the engagement of a compensation consultant at its meetings on December 14 and 18, 2007, the Committee approved the engagement of Frederic W. Cook & Co., Inc. (“Cook & Co.”) at its December 27, 2007 meeting. Cook & Co made a preliminary report on executive compensation to the Committee on January 16, 2008, and met with management throughout that day to address Company-wide compensation matters. On February 5, 2008, the Committee received and reviewed Cook & Co.’s Executive Compensation Review — Summary of Findings and Conclusions, and formulated recommendations for changes to the executive compensation components, including the adoption and implementation of an equity incentive plan, subject to stockholder approval.

•	Establishment of 2008 Base Salaries. Base salary changes for 2008 were approved at the December 18, 2007 meeting of the full Board.

•	Equity Incentive Plan. A draft Equity Incentive Plan was presented to the Committee for review and comment at its February 14, 2008 meeting. The Committee and Board approved the Equity Incentive Plan on their meetings on February 25, 2008, and recommended the plan be presented to the stockholders at their annual meeting on May 19, 2008.
     Role of Executive Officers. Mr. Awerkamp, as the Company’s President and CEO, had substantial input at year-end 2007 into executive compensation decisions of the Committee and the Board. He participated in formulating a set of management recommendations presented to the Committee and the Board at various stages of the determination process. Mr. Awerkamp did not actively negotiate with the Company regarding the terms and conditions of the agreements entered into between the Company and the Executives, nor did he participate in discussions at the Committee or Board level regarding his own compensation arrangements generally. Former CEO and President Dugan was not involved in year-end 2007 executive compensation decisions other than to engage, on his own behalf and not in his capacity as a director, in discussions with the Company regarding his Consulting Agreement with the Company.
     Important Corporate and Individual Factors Utilized at Year-End 2007 in Determining Executive Compensation. In making their subjective determinations each year regarding executive compensation, the Committee and the Board consider both corporate and individual performance. Corporate factors utilized at year-end 2007 included earnings per share, net interest income, return on stockholders’ equity, return on assets, asset quality and trends in the foregoing measures, compared in each case to results achieved by the Company’s peer group institutions. Individual factors utilized in making year-end compensation decisions included the particular Executive’s initiation and implementation of successful business strategies, formation of effective management and departmental teams and various personal qualities, including leadership.
     Although 2007 was a trying year for the mega-banks and the financial sector generally, the Company performed well and, as the result of its historically prudent lending practices, high levels of customer care, and stability in our markets, helped avoid many of the problems faced by financial institutions nationwide. Net income remained solid at $10.0 million, or $1.15 per share, on 8.7 million weighted average shares outstanding, compared with net income of $10.3 million, or $1.18 per share in 2006 on 8.8 million shares (adjusted for a 3-for-2 split in

December 2007). Interest income in 2007 rose to $96.0 million from $76.2 million in 2006, driven partially by a 40 percent interest income growth from real estate lending and 14 percent growth in interest from consumer loans. Non-interest income for 2007 was approximately $13.9 million — on-par with non-interest income in 2006. However, excluding the gains from the sale of equity investments, non-interest income rose significantly as customer service fees and income from the Company’s growing equity brokerage and trust businesses grew year-over-year.
     In addition to organic growth, the Company enhanced our visibility and competitive position when we closed the acquisition of HNB Financial Services, Inc. in September. That acquisition gave the Company five additional full-service bank locations in eastern Missouri, adding approximately $178 million in assets, plus $119 million in loans and $130 million in deposits, and a dedicated group of managers and employees. Management believes the acquisition should facilitate operating efficiencies, generate economies of scale and create higher loan limits that could lead to increased lending opportunities.
     Organic growth and the acquisition of HNB Financial Services, Inc. contributed to a $200 million gain in total assets, to $1.6 billion at December 31, 2007 from $1.4 billion at year-end 2006. The company’s loan portfolio grew to $1.2 billion at the close of 2007 compared with $1.0 billion at the end of 2006. Stockholder’s equity rose approximately 8 percent from $100.7 million for year-end 2006 to $108.3 million for year-end 2007.
Report of the Compensation Committee
     The Compensation Committee of the Company has reviewed and discussed with the Company’s management the Compensation Discussion and Analysis that is required by Securities and Exchange Commission rules to be included in this proxy statement.
     Based on that review and those discussions, the Committee has recommended to the Company’s Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.
Dennis M. Prock, Chairman
Frank H. Musholt
Michael J. Foster
James W. Tracy

Compensation Tables and Narrative Disclosure
     The following table sets forth compensation information for our Executives for services rendered to the Company and its subsidiaries in 2007 and 2006.
Summary Compensation Table

					Change in Pension
					Value and
				Non-Equity	Nonqualified
				Incentive Plan	Deferred	All Other
Name and Principal				Compensation ($)	Compensation	Compensation ($)
Position (1)	Year	Salary ($) (2)	Bonus ($)(3)	(3)	Earnings ($)(4)	(5)	Total ($)
Dan S. Dugan,	2007	97,487	0	0	146,004	66,340	309,831
Chairman, former President and CEO (retired February 2007)	2006	519,850	0	103,000	120,000	39,138	781,988

Ted T. Awerkamp,	2007	310,000	30,000	74,400	20,504	44,352	479,256
President and CEO (effective March 2007)	2006	219,000	0	9,720	20,000	39,029	287,749

Michael P. McGrath,	2007	175,000	15,000	26,425	0	20,086	236,511
Executive Vice President, Chief Financial Officer, Treasurer and Secretary	2006	127,000	0	6,858	0	14,998	148,856

Daniel J. Cook,	2007	175,000	15,000	26,425	0	20,090	236,515
Executive Vice President and Chief Investment Officer	2006	140,000	0	7,560	0	22,185	169,745

(1)	Mr. Dugan was Chairman, President and CEO of the Company during 2006. On February 28, 2007, he retired as President and CEO, but remains Chairman of the Company. Mr. Awerkamp was Vice President and Secretary of the Company during 2006. Upon Mr. Dugan’s retirement, Mr. Awerkamp was promoted to President and CEO of the Company effective March 1, 2007. Mr. McGrath was Vice President and Treasurer during 2006 but has since been promoted to Executive Vice President, Chief Financial Officer, Treasurer and Secretary. Mr. Cook was Vice President/Investments of the Company during 2006 but has since been promoted to Executive Vice President and Chief Investment Officer.

(2)	Represents base salary paid to the Executive and if he also served as a director of the Company or any of its subsidiaries, all directors’ fees received by him. The total directors’ fees for 2007 and 2006 were $0 and $104,850 respectively for Mr. Dugan and $0 and $39,000 respectively for Mr. Awerkamp. Includes amounts deferred by the Executives under the 401(k) feature of the Company’s Profit-Sharing Plan.

(3)	All cash compensation received by each Executive for 2007 and 2006 is included in the Salary column, Bonus column or Non-Equity Incentive Plan Compensation column of this table. The discretionary incentive payments under the Company’s Incentive Compensation Plan, discussed under “Short-Term Incentive Compensation” of the Compensation Discussion and Analysis above, are found in the Bonus column. The incentive payments that resulted from the satisfaction of pre-established objective performance triggers and targets under the plan are found in the Non-Equity Incentive Plan Compensation column.

(4)	Represents amounts accrued under the salary continuation agreements (supplemental retirement payment agreements) for Mr. Dugan and Mr. Awerkamp.

(5)	Represents $62,500 in consulting fees and $3,840 in country club dues for Mr. Dugan paid in 2007 pursuant to his Consulting Agreement and Company contributions under the Profit-Sharing Plan (a qualified retirement plan) for the year 2007 of $0 for Mr. Dugan, $27,363 for Mr. Awerkamp, $20,086 for Mr. McGrath and $20,090 for Mr. Cook. Also includes the following perquisites for the year 2007: $6,455 in country club dues and $10,534 in car lease payments for Mr. Awerkamp. No other Executive received perquisites in 2007 valued at $10,000 or more.
     Narrative to Summary Compensation Table. For a further discussion of the details regarding the salary paid to each Executive, please see the section entitled “Base Salary” under “Components of Compensation” in the Compensation Discussion and Analysis on page 23. All amounts listed in the “Non-Equity Incentive Plan Compensation” column were awarded pursuant to the Company’s Incentive Compensation Plan, which is discussed in more detail in the section entitled “Short-Term Incentive Compensation” under “Components of Compensation” in the Compensation Discussion and Analysis on page 23.
     The amounts listed in the “All Other Compensation” column as Company contributions under the Profit-Sharing Plan consist of discretionary payments made by the Board of Directors to the account of each Executive under the Mercantile Bancorp, Inc. Profit-Sharing Plan and Trust. This defined-contribution profit-sharing plan covers substantially all employees. Under the plan, the Board determines the total contribution to the plan, and then a portion of the total is allocated to each participant’s account in the same proportion that the participant’s compensation, plus the participant’s excess compensation, bears to the total compensation plus excess compensation of all participants. “Excess compensation” is defined as the portion of a participant’s compensation that exceeds his or her Social Security taxable wage base. If after the first step of the allocation process there still remains a portion of the contribution which has not yet been allocated, then the remainder will be allocated to the participant in the same proportion that the participant’s compensation bears to the total compensation of all participants.
     For a further discussion regarding the salary continuation agreements, which are referenced in the footnote to the “All Other Compensation” column, see the discussion under the “Pension Benefits” table on page 31.
Grants of Plan-Based Awards
     The following table sets forth the range of payments our Executives could have received under the Incentive Compensation Plan in place for 2007.

		Estimated Future Payouts Under Non-Equity
		Incentive Plan Awards (2)
	Grant Date	Threshold ($)	Target ($)	Maximum ($)
Name	(1)	(d)	(e)	(f)
Dan S. Dugan		0	0	0
Ted T. Awerkamp		37,200	74,400	124,000
Michael P. McGrath		13,125	26,425	43,750
Daniel J. Cook		13,125	26,425	43,750

(1)	See the section entitled “Specific Actions in 2007” under “Procedures for Determining Executive Compensation” in the Compensation Discussion and Analysis for a discussion of the timing of the Incentive Compensation Plan awards for 2007.

(2)	For Messrs. Awerkamp, McGrath and Cook, the threshold, target and maximum payout amounts are discussed under “Short-Term Incentive Compensation” under “Components of Compensation” in the Compensation Discussion and Analysis and were based on a percentage of the Executives’ base salaries. The base salaries of Messrs. Awerkamp, McGrath and Cook for 2007 were $310,000, $175,000 and $175,000, respectively. Target payouts, which represent the payments actually received by the Executives under the plan for 2007, do not include additional discretionary payments. Those additional discretionary payments, which are also discussed in the Compensation Discussion and Analysis, are reported in the “Bonus” column of the Summary Compensation Table above. Mr. Dugan was not eligible for, and did not receive, a payment under the Incentive Compensation Plan for 2007.
     Narrative to Grants of Plan-Based Awards Table. The table sets forth estimated possible payments under the Company’s Incentive Compensation Plan, its only non-equity incentive plan. Specifically, the table shows the range of possible payments to Executives during 2007 depending upon their meeting certain criteria. Actual payments for 2007 are shown under “target” in the table above and in the Summary Compensation Table under the column entitled “Non-Equity Incentive Plan Compensation.” For a more detailed discussion of the Incentive Compensation Plan in place for 2007 and the awards thereunder, please see the section entitled “Short-Term Incentive Compensation” under “Components of Compensation” in the Compensation Discussion and Analysis on page 23.
Pension Benefits
     The table below shows the actuarial present value of accumulated benefits under individual salary continuation agreements held by certain Executives as of December 31, 2007:

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)(1)	($)(2)	($)
Dan S. Dugan	Salary Continuation	13	1,880,000	142,917
	Agreement
Ted T. Awerkamp	Salary Continuation	13	198,000	0
	Agreement

(1)	Represents the number of years that have transpired since the adoption of the agreements in 1994; however, the benefits payable under the agreements are determined by reference to the age of the Executives at their respective retirement dates and are not directly related to their respective number of years of service to the Company.

(2)	For purposes of calculating the present value of the accumulated benefits under the salary continuation agreements as of December 31, 2007, the Company engaged Wachovia Retirement Services (“Wachovia”), a division of Wachovia Bank, N.A. According to Wachovia, the dollar amounts above were determined in accordance with standard actuarial assumptions and utilizing methods prescribed by the Financial Accounting Standards Board. In calculating the dollar amount for Mr. Dugan, Wachovia assumed monthly payments of $14,291.67 commencing March 1, 2007, which was the actual date payments commenced under his agreement, and continuing for a period of time as determined using the 1994 Group Annuity Reserving Table published by the Society of Actuaries Group Annuity Valuation Table Task Force. In calculating the dollar amount for Mr. Awerkamp, the Company assumed monthly payments of $5,741.66 commencing September 1, 2022, the date Mr. Awerkamp would be able to retire at age 65, the normal retirement age under the agreement, and continuing for a period of time as determined using the 1994

Group Annuity Reserving Table. With respect to the calculations for both Mr. Dugan and Mr. Awerkamp, Wachovia applied a discount rate of 6.25%.
     Narrative to Pension Benefits Table. In 1994 the Company’s Board of Directors consulted with Bank Compensation Strategies Group (now Clark Consulting) regarding a supplemental executive retirement program (“SERP”) for top management to supplement existing retirement programs and provide incentive to remain with the Company. The consultants provided the Company with data from Wyatt Data Services and Hay/Huggins Benefit Report regarding the use of some type of SERP or other nonqualified retirement plan in organizations in the financial, industrial and service sectors. The Wyatt data had a significant representation of financial institutions. The data indicated that approximately 50% of the reporting financial institutions had some form of nonqualified retirement plan for chief executive officers, top management and senior management. The amount of the SERP benefit for those reporting organizations was usually a percent of final salary with the average being approximately 53% of final salary for the financial sector.
     Consequently in 1994, upon the consultant’s recommendation, the Company entered into salary continuation agreements with Messrs. Dugan and Awerkamp to establish SERP benefits. Under these agreements, the Executive is entitled to receive following his retirement certain amounts in addition to the payments receivable by him under the Company’s qualified retirement plan, the Profit-Sharing Plan. The amount of the supplemental payments under the agreements depends on when the Executive retires, when his agreement payments commence, and certain other factors.
     As originally contemplated in 1994, the target benefit was 75% of final salary (using the 1994 salary amount and increasing annually at the rate of 5% to age 65) but including projected benefits the participant would receive from social security and the Profit-Sharing Plan. Using that target, Mr. Dugan’s SERP benefit was projected at 48% of final salary, and Mr. Awerkamp’s SERP benefit was projected at 21% of final salary, although taking into consideration projected social security and profit-sharing plan benefits, each had a combined benefit of 75%. In order to provide incentive to each to remain with the Company, the Board elected to defer vesting of the SERP benefit until age 55 years and provided for a lower benefit if the participant retired prior to age 65 years.
     The agreements were amended in April 2004 to clarify that no benefits would be payable if an Executive’s employment were terminated for cause and again in December 2007 to comply with Section 409A of the Internal Revenue Code.
     Mr. Dugan retired as President and Chief Executive Officer of the Company on February 28, 2007, and his right to receive supplemental payments under his salary continuation agreement commenced on March 1, 2007. Pursuant to his agreement, Mr. Dugan or his beneficiaries are entitled to receive the sum of $171,500 per year, payable in monthly installments of $14,292 each, commencing on March 1, 2007 and continuing for the greater of (i) Mr. Dugan’s life, or (ii) 180 months (15 years). Each payment is reportable by Mr. Dugan as ordinary income in the year of receipt, and the Company takes a corresponding income tax deduction for the expenditure. For a further description of the Company’s post-retirement compensation arrangements with Mr. Dugan, see the discussion below under the heading, “Arrangements with Former CEO Dugan” on page 35.
     Under Mr. Awerkamp’s salary continuation agreement, if Mr. Awerkamp retires at “normal retirement” age, that is, at age 65, he or his beneficiaries will be entitled to receive thereafter $68,900 per year, in monthly installments of $5,742, for the greater of (i) his remaining life, or (ii) 180 months (15 years). If Mr. Awerkamp retires at an “early retirement” age, that is, retires before age 65 but after age 60, he or his beneficiaries will be entitled to receive supplemental cash payments over the same period of time, but in amounts that are progressively smaller depending on how early in that time period he retires, down to a minimum cash amount of $47,824 per year, or $3,985 per monthly installment, if he elects early retirement at age 60. However, if Mr. Awerkamp retires early but elects to defer commencement of his supplemental payments until his normal retirement age of 65, he will be able to receive the higher payments receivable by him upon normal retirement.
     If Mr. Awerkamp’s employment terminates before age 60 but after age 55, he will receive supplemental cash payments under his agreement in lesser amounts. These “very early retirement” payments will be payable to him in a lump sum if he voluntarily terminates his employment during this period, or, if he is terminated involuntarily during the period for any reason other than death or “for cause,” he or his beneficiaries will receive the payments in monthly installments for the greater of (i) his life or (ii) 15 years (180 months).

     If Mr. Awerkamp’s employment terminates before age 55, he receives nothing under his salary continuation agreement, except in the case of termination of his employment under certain circumstances following a change in control. The payments due Mr. Awerkamp following a change in control are discussed below in footnote (d) to the Post-Termination of Employment Benefits Table.
     In the event Mr. Awerkamp is terminated “for cause,” he receives no payments or benefits under his salary continuation agreement, regardless of his age.
     The agreement also provides that, if Mr. Awerkamp dies while in the service of the Company before payments are due him under the agreement, the Company will pay his beneficiaries certain survivor’s benefits for 15 years. Furthermore, in certain circumstances if Mr. Awerkamp’s employment terminates after a change-in-control, he is entitled to payments from the Company.
     Mr. Awerkamp is receiving no payments under the agreement at this time, so there are no benefits reportable by him for income tax purposes and no corresponding deductions for the Company. For a further discussion of these payments, see the section entitled “Potential Payments to Executives Upon Termination or Change-in-Control” on page 35.
Post-Termination of Employment Benefits Table
     The table below shows the estimated payouts to each of the named executive officers (other than Mr. Dugan) in connection with termination of their employment under special circumstances, including disability, termination other than for cause, and termination in connection with a change-in-control. For the purposes of this table we are assuming that the individual was terminated on December 31, 2007. Furthermore, for purposes of the benefits determined by reference to the Executives’ base salary and incentive compensation, we used the Executives’ actual base salary and incentive compensation awards for 2007. The timing and other terms of these payments, the payments receivable by the Executives upon the voluntary termination of their employment or termination for cause, and the applicability of restrictive covenants after termination of the Executives’ employment are discussed below under the sections entitled “Employment and Other Compensatory Agreements with Executives” beginning immediately below this table and “Potential Payments To Executives Upon Termination Or Change-In-Control” beginning on page 35.

			Termination by Company	Termination After a
	Disability	Death	Other than for Cause	Change-in-Control
Name	(a)($)	(b)($)	(c)($)	(d)($)
Ted T. Awerkamp	248,640	1,033,499	776,067	1,184,221
Michael P. McGrath	129,855	0	245,592	432,850
Daniel J. Cook	129,855	0	245,592	432,850

(a)	Represents potential payments to Executives under their employment agreements as discussed above.

(b)	Represents total potential value of payments to the beneficiaries of Mr. Awerkamp under his salary continuation agreement.

(c)	Represents potential payments to Executives under their employment agreements, each of which provides that the Executive would receive his base salary for the remaining term of his agreement and the incentive compensation payment for the last calendar year preceding the termination that he would have received had he remained employed. At December 31, 2007, the remaining term for Mr. Awerkamp was two years and two months and for Messrs. McGrath and Cook was one year and two months. The base salaries and incentive compensation payments for 2007 are disclosed in the Summary Compensation Table above.

(d)	Represents potential payments to Executives under their employment agreements and, for Mr. Awerkamp, $1,036,000 in payments under his employment agreement and $148,221 in total potential payments under his salary continuation agreement. Each employment agreement provides that the Executive would receive a multiple of his base salary (2.5 times for Mr. Awerkamp and 2 times for Messrs. McGrath and Cook) and the incentive compensation payment for the last calendar year preceding the termination and change in control that he would have received had he remained employed. The payments under the employment agreement may be reduced in connection with the application of IRC 280G as discussed below. The base salaries and incentive compensation payments for 2007 are disclosed in the Summary Compensation Table above. For further information regarding the salary continuation agreements, see the section entitled “Pension Benefits”.
EMPLOYMENT AND OTHER COMPENSATORY AGREEMENTS WITH EXECUTIVES
     We have in place three types of individual compensatory agreements with our current and retired Executives: First, we have employment agreements with each of our current top executive officers, which we entered into as of January 1, 2008. Second, we have supplemental retirement benefit agreements (so-called “salary continuation agreements”) with our current and former Chief Executive Officers, which we entered into in prior years. Finally, we have a consulting agreement with our former Chief Executive Officer, which we entered into on January 15, 2008. The employment agreements are described in the immediately following section of this proxy statement, “Employment Agreements.” The salary continuation agreements are described above under the heading “Pension Benefits.” The consulting agreement is described below under the heading “Arrangements with Former CEO Dugan.”
Employment Agreements
     After a series of discussions with our compensation consultants and a review of peer group practices, our Board of Directors, upon the recommendation of our Compensation Committee, approved in early 2007 our entering into employment agreements with each of our current executive officers, Mr. Awerkamp, Mr. Cook and Mr. McGrath. Those agreements, which became effective March 1, 2007, were amended and restated in their entirety as of January 1, 2008, to comply with Section 409A of the Internal Revenue Code, which sets forth certain requirements for arrangements involving deferred compensation. The employment agreements are intended to further the stability and effectiveness of our management team, while providing the Executives with substantial incentives to continue to achieve financial success at the Company level and thereby build shareholder value. For further discussion of the Company’s compensation philosophy and the decision to award employment agreements to the top executives, see the Compensation Discussion and Analysis above.
     The agreements for the three Executives are similar in structure and effect. As restated, the agreement for Mr. Awerkamp continued through February 28, 2010, and the agreements for Messrs. McGrath and Cook continued through February 28, 2009, in each case renewable by the Board of Directors as of February of each year of the term for an additional year. In February 2008, upon the recommendation of the Compensation Committee, the Board of Directors approved the extension of the term of each agreement for an additional year, so that the agreement for Mr. Awerkamp is now for a term of three years (ending February 28, 2011) and the agreements for Messrs. McGrath and Cook are for terms of two years (ending February 28, 2010).
     Under the agreements, the Executive is guaranteed an annual base salary, as the same may be adjusted upward (but not downward) from time to time, and certain job-related benefits that are typically covered by such agreements, including specified life and health insurance coverage. In addition, Mr. Awerkamp is entitled to the use of a Company automobile and limited perquisites such as club fees, and Mr. Cook is entitled to receive club fees. Each agreement also provides that the Executive will be entitled to participate in the Company’s Incentive Compensation Plan, that is, the Executive will be eligible to receive an incentive plan award for each year under which a cash payment will be made to him at the end of the year if the specified financial performance target or targets applicable to the Executive for that year are met. The agreements also specify the maximum amount of the incentive plan payment thus receivable by the particular Executive in any year, as a percentage of such Executive’s base salary — specifically, the maximum incentive plan payment for Mr. Awerkamp in any year is 40% of his base salary and the maximum incentive plan payment for each of Mr. Cook and Mr. McGrath for any year is 25% of his base salary. Such percentages were selected by the Board and Committee based on their review of incentive compensation arrangements for executives at similarly situated bank holding companies. Thereafter, Cook & Co., the Company’s compensation consultant, confirmed the incentive plan payment terms, including the percentages, are within a reasonable range for similar plans among comparison bank holding companies. The base salaries currently receivable by the Executives under the agreements are $325,000 for Mr. Awerkamp, $185,000 for Mr. Cook and $185,000 for Mr. McGrath.
     The agreements also call for special payments to be made to the Executives if they are disabled, if their employment with the Company is terminated without cause, or if their employment is terminated following a change-in-control of the Company, as that term is defined in the agreements. For a further discussion of these special payment provisions, see the discussion below under the heading, “Potential Payments to Executives Upon Termination or Change-in-Control.” The agreements also contain non-competition covenants that may be triggered upon certain terminations of the Executive’s employment and, if so, apply for two years thereafter; however, in the case of either Mr. McGrath or Mr. Cook, the non-competition period would be one year if the Company terminated his employment without cause. In cases where these covenants apply, the Executives are generally precluded from being employed by or affiliated with any bank or other insured depository institution, or other entity engaged in commercial, agricultural or consumer lending or the sale of any services or products provided by the Company, if that institution or entity is located within fifty (50) miles of the corporate city limits of Quincy, Illinois, or within five (5) miles of the main or branch facility of any of the subsidiaries of the Company.
Arrangements with Former CEO Dugan
     Dan S. Dugan, long-time President and CEO of the Company and Mercantile Bank, retired effective February 28, 2007, and was succeeded by Ted T. Awerkamp. Mr. Dugan continues to serve as Chairman of the Board of Directors of the Company, as well as director of several of the Company’s other majority-owned banks and bank holding companies. However, beginning January 1, 2007, as a non-independent director of the Company, Mr. Dugan has not received directors’ fees from the Company or any of its majority-owned banks and bank holding companies to the extent he serves as a director of any such bank or bank holding company. The fees paid to him as a director of the Company and any of its subsidiaries in 2006 are identified above in the Summary Compensation Table under the column entitled “Salary”.
     Immediately following his retirement, Mr. Dugan commenced serving as a consultant to the Company, under a one-year arrangement which was formalized in a written agreement between the Company and Mr. Dugan dated March 2, 2007. The agreement was amended and restated in its entirety as of January 15, 2008, for a new one-year term beginning March 1, 2008. Under the current consulting agreement, which is also for a term of one year and on terms substantially similar to the 2007 agreement, Mr. Dugan will provide management and the Board of Directors with such advice and assistance on such corporate projects and issues as they may request from time to time, with the understanding that the time and effort to be expended by Mr. Dugan in such capacity, while significant, will not exceed on an annualized basis the time and effort expected of a part-time employee (i.e., will not involve a commitment of time exceeding 50% of the commitment required of a full-time employee). For his consulting services, Mr. Dugan will be paid a base annual fee of $75,000, subject to adjustment if services rendered are significantly greater than services expected to be rendered. Mr. Dugan is entitled under his consulting agreement to support staff and assistance and reimbursement for reasonable expenses incurred, both as required in the performance of his duties, and the payment of or reimbursement for the cost of a country club social membership.
     In addition, Mr. Dugan’s retirement triggered the obligation of the Company to make supplemental retirement payments to him under the salary continuation agreement entered into between Mr. Dugan and the Company in 1994. The amount and timing of these supplemental retirement payments are disclosed above in the section entitled “Pension Benefits.” Also, in 2007 Mr. Dugan rolled over his benefits under the Company’s qualified retirement plan, the Profit-Sharing Plan, into an individual retirement account.
     Because of his service as Company President and CEO within the last three years, Mr. Dugan is not deemed an “independent director” for purposes of the Amex listing requirements or certain applicable provisions of the securities laws.
POTENTIAL PAYMENTS TO EXECUTIVES UPON TERMINATION OR CHANGE-IN-CONTROL
Employment Agreements for Executives
     As discussed in the immediately preceding section of this proxy statement under the heading “Employment Agreements,” each of the Company’s top Executives has an employment agreement with the Company, under which, among other things, the Executives are entitled to receive special cash payments if their employment with us is terminated under non-standard circumstances, such as following a change-in-control of the Company. These agreements became effective on January 1, 2008.
     The information required to be set forth in this section of the proxy statement, regarding special benefits that may be payable to executives upon termination of their employment under various circumstances, assumes for purposes of presentation and analysis that the executives’ employment should be deemed to have terminated, hypothetically, as of the last day of the preceding fiscal year, in this case, as of December 31, 2007.
Voluntary Termination or Early Retirement
     Under the employment agreements, an Executive may terminate his employment during the term of the agreement, upon 6 months written notice to the Company, but absent some special circumstance, such as a preceding change-in-control of the Company, the Executive will not be entitled to any special payments or benefits under the agreement. The Executive would be required under the agreement to continue to perform his duties for the six-month period and would be entitled to continuing compensation during that period, but would not be entitled to any further payments after the date of termination. However, if the Company fails to renew the term of the Executive’s employment agreement for an additional year as of February of any year of the term, then the Executive may terminate the agreement without cause upon sixty (60) days’ written notice, in which case the Executive would only be obligated to perform his duties for such sixty (60)-day period.
     Of course, if the Executive terminated his employment voluntarily, the Executive would also be entitled to receive the vested portion of his account under the Company’s qualified retirement plan (the Profit-Sharing Plan).
     In addition, if the Executive also has a salary continuation agreement with the Company, as Mr. Awerkamp has, he may be entitled to receive cash payments under that agreement following a voluntary termination of employment if such termination constitutes early retirement under the agreement, supplementing his payments under the retirement plan, and he may be able to receive cash payments under his agreement even if his voluntary termination of employment occurs before the earliest date of early retirement for him under the retirement plan, if he meets the conditions in the agreement for such very early retirement payments. In all cases, if the Executive is entitled to receive cash payments under his salary continuation agreement upon voluntary retirement, the amount of the payments will depend on how old the Executive is when he voluntarily retires and whether he elects to receive his payments under the agreement immediately or chooses to wait until a later date to commence receipt thereof. Because Mr. Awerkamp’s salary continuation agreement does not provide for any payments if he voluntarily terminates his employment before he turns 55, and because he was not yet 55 on December 31, 2007, he would not have been entitled to any cash payments under his agreement if he had voluntarily terminated his employment at the end of last year.
     Former Chief Executive Officer (and current Chairman of the Board) Dugan, who also has a salary continuation agreement, retired in February 2007 and became eligible to receive his account balance under our qualified retirement plan, as of March 1, 2007. See the discussion above, under “Arrangements with Former CEO Dugan.”
Termination for Cause
     Under the employment agreements, if the Company terminates an Executive for cause (as defined in the agreement), he is entitled to receive payment of his base salary only through the end of the month the termination becomes effective. This limited right to post-termination payment of salary is driven solely by the demands of payroll processing and is for the convenience of the Company, not the Executive. Of course, an Executive terminated for cause on December 31, 2007, the last day of the month, would not have received any benefit from this provision anyway.
     Although an Executive terminated for cause may retain the legal right to receive certain amounts due him upon termination, such an Executive would not receive any enhanced rights or benefits to retirement payments under the Company’s qualified plan. The Executive’s eligibility to receive subsequent plan payments under such circumstances would be determined in a manner consistent for all employees participating in the plan who may be terminated under such circumstances.

Death or Disability
     The employment agreements may provide for enhanced payments to an Executive who becomes disabled during the term of his agreement, depending on the dollar amount of the insurance payments he receives during his disability. Specifically, under the agreements if the Executive’s employment is suspended due to disability and the disability insurance payments made to him (annualized) are less than 60% of the sum of (i) the Executive’s annual base salary at the time his disability commences, plus (ii) the amount of the payment, if any, received by the Executive under the Incentive Compensation Plan for the year ended immediately prior to the year he becomes disabled, he is entitled to receive payments equal to the difference for so long as he is eligible to receive disability income payments. If any Executive’s employment had been suspended due to disability on December 31, 2007, it is unlikely that the Executive would have been entitled to receive any “makeup payments” under the employment agreement with respect to his base salary, due to the disability coverage presently held by the Company’s executives. However, the Executive would have become entitled to receive from the Company under the employment agreement an amount equal to 60% of his incentive compensation award for the immediately preceding year, which payment is not included in the Company’s disability coverage.
     The employment agreements provide that, upon death of an Executive, the Company would be obligated to pay the Executive’s compensation through the end of the month during which the Executive dies. In addition, under the salary continuation agreement with Mr. Awerkamp, if he were terminated due to death on December 31, 2007, his beneficiaries would be entitled to payments under the agreement. Specifically, had Mr. Awerkamp died on December 31, 2007 while in service to the Company, his beneficiaries would be entitled to receive one hundred eighty (180) equal monthly installments of $5,741.66.
     No Executive would have been entitled to receive any other special benefits or payments upon termination of his employment due to death or disability at the end of last year under any other special agreements or arrangements provided by the Company, other than the payments described above and other than such benefits and payments that might have been received by him or his heirs or beneficiaries under the Company’s group disability or life insurance plan or the Company’s qualified retirement plan (the Profit-Sharing Plan), if applicable, which benefits or payments, if received, would have been determined in a manner consistent with that applied for all employees of the Company experiencing termination of employment under similar circumstances.
Termination Other than for Cause
     Under the employment agreements, if an Executive is terminated without cause during the term of the agreement, he is entitled to receive his base annual salary and all other benefits due him under the agreement for the remainder of the term of the agreement (but not less than two years for Mr. Awerkamp and one year for Messrs. McGrath and Cook) and his incentive compensation award for the last calendar year preceding the termination of employment, with no duty on his part to mitigate the cost thereof to the Company by seeking other employment, provided, however, the Executive thus terminated has no further right to receive an award under the Incentive Compensation Plan for any years after the year in which his termination occurs. Had any Executive been terminated without cause on December 31, 2007, the Executive would have received the remaining payments of his base salary plus all other benefits due him during the term of the agreement (two years and two months more for Mr. Awerkamp and one year and two months more for Messrs. McGrath and Cook) and his incentive compensation award for 2007, as reflected in the Summary Compensation Table above. The severance amount would be payable to the Executive in twenty-four equal monthly installments following termination; provided, however, if the severance amount would exceed the safe harbor amount under Section 409A of the Internal Revenue Code, such excess portion would be paid in a lump sum to the Executive. If the termination without cause of the Executive followed a change-in-control of the Company, the consequences to him under the employment agreement would be different, as discussed in the ensuing section, “Termination After a Change-in-Control.”
     There are no other plans or agreements under which any of the Executives would be entitled to receive any special benefits or payments upon termination without cause. We have a policy under which our employees generally are entitled to receive severance benefits in the event of termination of their employment other than for cause under certain circumstances; however, the Executives’ employment agreements provide that the Executives are not eligible to receive severance benefits under the policy.

     The termination for cause of an Executive would not result in his receipt of enhanced retirement benefits under our qualified retirement plan (the Profit-Sharing Plan) beyond those normally receivable by him, determined in a manner consistent with the determination of plan benefits for all employees of the Company.
Termination after a Change-in-Control
     The employment agreements provide our Executives with financial protection and security should there be a “change-in-control” of the Company and thereafter they are either terminated or effectively forced out. Specifically, if a change-in-control (as defined in the agreement) occurs and, within the remaining term of the agreement, the Executive either (i) is terminated by the Company without cause or (ii) resigns because he has (a) been demoted; (b) had his compensation reduced; (c) had his principal place of employment transferred away from the City of Quincy, Illinois; or (d) had his job title, status or responsibility materially reduced, the Executive will be entitled to receive from the Company a lump sum cash payment equal to, for Mr. Awerkamp, 2.5 times the sum of, and for Mr. Cook and Mr. McGrath, two times the sum of (x) his annual base salary at the time of the change-in-control/the termination of his employment, plus (y) the amount of the payment, if any, received by him under the Incentive Compensation Plan for the fiscal year immediately preceding the year in which his employment terminates. The Executive would also be entitled to continue to receive the other benefits due to him under his employment agreement for two years for Mr. Awerkamp and one year for Messrs. McGrath and Cook, after the date of termination, other than the right to participate in the Incentive Compensation Plan in the year following the year of termination. Had the employment of any Executive terminated on December 31, 2007 following a change-in-control, the Executive would have been entitled to receive (a) a lump sum cash payment equal to, for Mr. Awerkamp, 2.5 times the sum of, and for Mr. Cook and Mr. McGrath, two times the sum of (x) his annual salary for 2007, plus (y) the most recent Incentive Compensation Plan payment (for the 2007 year), as well as continuing benefits such as health insurance for two years for Mr. Awerkamp and one year for Messrs. McGrath and Cook.
     Under Mr. Awerkamp’s salary continuation agreement, if Mr. Awerkamp were terminated prior to reaching age 60 for reasons other than death, disability, or for cause, but after a change-in-control, and in connection with the change-in-control Mr. Awerkamp’s title, duties, responsibilities, or base salary is significantly lessened or his situs of employment is changed, without his consent, then the Company is required to make certain payments to Mr. Awerkamp based upon schedules in his agreement.
     The payment under Mr. Awerkamp’s employment agreement arising from his death would be reduced under certain circumstances related to payments under his salary continuation agreement. His employment agreement provides that if the present value of payments due Mr. Awerkamp on account of a change-in-control under the employment agreement, plus the present value of payments due to him under his salary continuation agreement relating to a change-in-control, exceed three times the “base amount” determined under Internal Revenue Code Section 280G, then the payment under this employment agreement will be reduced by an amount that would be equal to three times his base amount less one dollar. This provision is intended to preserve the deductibility of the payments to Mr. Awerkamp, which might otherwise be nondeductible under IRC Section 280G under these circumstances. The “base amount” is defined as the person’s annualized includible compensation for the most recent five taxable years ending before the date on which the change of control occurs.
     There are no other agreements or plans under which any of the Executives would be entitled to receive special payments or benefits upon termination of their employment following a change-in-control. Such a termination would not result in any Executive receiving enhanced benefits under our qualified retirement plan (our Profit-Sharing Plan) beyond the plan benefits otherwise receivable by him upon retirement or early retirement, determined in a manner consistent with the determination of benefits under the plan for all participating employees of the Company.
OWNERSHIP OF COMMON STOCK BY MANAGEMENT AND PRINCIPAL STOCKHOLDERS
     The following tables set forth certain information as of April 8, 2008 regarding the beneficial ownership of the Company’s common stock by each person known to the Board of Directors to own beneficially 5% or more of such class of common stock, by each director of the Company, by each executive officer named in the Summary Compensation Table under “Executive Compensation” and by all directors and officers of the Company as a group. Generally, all the information set forth below with respect to the stockholdings of the listed beneficial owners was obtained from such owners, directly or indirectly from reports filed by them with the SEC.

Beneficial Owners
     Persons (including groups acting in concert) who beneficially own in excess of five percent (5%) of the Company’s common stock are required to file with the SEC certain reports regarding ownership and changes in ownership of such stock pursuant to the Securities Exchange Act of 1934, as amended (the “1934 Act”). The following table identifies, as of April 8, 2008, all persons who are known or presumed by the Board and management to be the beneficial owners of more than five percent (5%) of our common stock, based among other things on reports filed by such persons with the SEC.

	Amount and Nature of		Percent of Shares of
	Beneficial		Common
Name and Address of Beneficial Owner	Ownership (1)		Stock Outstanding

Mercantile Bank 200 North 33rd Street Quincy, Illinois 62301	557,445	(2)	6.4%

R. Dean Phillips 524 North 30th Street Quincy, Illinois 62301	1,315,755	(3)	15.1%

Dennis M. Prock 8010 Estero Boulevard Fort Myers Beach, Florida 33931	556,541	(4)	6.4%

(1)	With respect to the beneficial owners who are natural persons, the figures include shares of common stock held directly by them as well as by spouses or minor children, in trust and by other means of indirect ownership, provided the individual effectively exercises sole or shared voting and/or investment power over the shares.

(2)	All shares are held in nominee name for Mercantile Bank by Northern Trust Company. All such shares are held directly or indirectly by Mercantile Bank for the benefit of trust, estate and agency clients, except for 177,744 shares that are held for the benefit of the participants of the Company’s Profit-Sharing Plan (the “Plan). In its administration of the accounts of all such trust, estate and agency clients (the “Accounts”) and its administration of the Plan, Mercantile Bank has voting and/or investment power over all securities held in such Accounts or the Plan, including shares of our stock, in accordance with the powers specified in the governing instrument of the estate, trust or agency or the Plan document. Mercantile Bank exercises sole voting power with respect to 295,254 shares, shared voting power with respect to 119,622 shares, sole investment power with respect to 73,612 shares, and shared investment power with respect to 178,417 shares. Mercantile Bank disclaims beneficial ownership of any shares over which it has neither voting nor investment power.

(3)	Number of shares beneficially owned derived from a report on Schedule 13G filed by Mr. Phillips with the Securities and Exchange Commission on February 13, 2006, as adjusted for the three-for-one stock split effected in June 2006 and the three-for-two stock split effected in December 2007.

(4)	Number of shares beneficially owned derived from a report on Form 4 filed by Mr. Prock with the Securities and Exchange Commission on March 11, 2008. Mr. Prock is a director of the Company.

Management
     The following table sets forth, as of April 8, 2008, the number of shares of common stock beneficially owned by directors, nominees and executive officers of the Company.

			Percent of Shares of
	Amount and Nature of		Common
Name of Beneficial Owner	Beneficial Ownership (1)		Stock Outstanding

Directors and Named
Executive Officers
Michael J. Foster	9,750	(2)	*
William G. Keller, Jr.	84,216	(3)	*
Frank H. Musholt	14,850	(4)	*
Dennis M. Prock	556,541	(5)	6.4%
Walter D. Stevenson III	68,553	(6)	*
James W. Tracy	1,500	(7)	*
Dan S. Dugan	28,913	(8)	*
Ted T. Awerkamp	15,000	(9)	*
Michael P. McGrath	2,550	(10)	*
Daniel J. Cook	1,013	(11)	*
All Executive Officers and Directors as a group (includes 10 individuals)	960,630	(12)	11.03%

(1)	Includes shares of common stock held directly as well as by spouses or minor children, in trust and other indirect ownership, over which shares the individuals effectively exercise voting and/or investment power, as described in the corresponding footnotes.

(2)	Includes 7,050 shares owned by Mr. Foster through an individual retirement account over which he has sole voting and investment power and 2,700 shares owned by Mr. Foster with his spouse over which he shares voting and investment power.

(3)	Includes 10,620 shares owned by Mr. Keller personally and 73,596 shares held by Mr. Keller as co-trustee of the Schmiedeskamp, Robertson, Neu & Mitchell LLP Profit-Sharing Plan, over which the trustees hold voting power but not investment power. The shares in this plan include 15,750 shares for which Mr. Keller is a beneficiary and thus holds investment power.

(4)	Mr. Musholt has sole voting and investment power over the shares.

(5)	Shares held by Mr. Prock through a grantor revocable trust and an individual retirement account, over both of which he has sole voting and investment power. Mr. Prock has pledged 553,314 of those shares to Mercantile Bank as security for various loans made by the bank to him or businesses owned by him.

(6)	Shares are held by Dr. Stevenson through a revocable trust and an individual retirement account, over both of which Dr. Stevenson exercises sole voting and investment power.

(7)	Shares are held by Mr. Tracy jointly with his spouse, with whom he shares voting and investment power.

(8)	Includes 13,050 shares owned by Mr. Dugan through an individual retirement account over which he has sole voting and investment power and 15,863 shares owned by his spouse over which he has no voting or investment power.

(9)	Includes 2,895 shares owned by Mr. Awerkamp through an individual retirement account over which he has sole voting and investment power and 12,105 shares owned jointly with his spouse over which he shares voting and investment power.

(10)	Shares are held by Mr. McGrath through an individual retirement account over which he has sole voting and investment power.

(11)	Shares are held by Mr. Cook through an individual retirement account over which he has sole voting and investment power.

(12)	Includes 177,744 shares owned by the Company’s Profit-Sharing Plan, for which Mercantile Bank serves as trustee. Through its trust department, Mercantile Bank exercises voting and investment power over the shares.

*	Less than one percent (1%) of the outstanding shares of common stock.
INTERESTS OF DIRECTORS AND OFFICERS IN CERTAIN TRANSACTIONS
Customer Relationships
     Our executive officers and directors and their associates and controlled companies have been, and we anticipate they will continue to be, customers of our subsidiary banks in the ordinary course of business, which has included obtaining loans, maintaining deposit accounts and entering into trust and other fiduciary relationships with our subsidiaries. The most significant of these traditional customer relationships are loans that our banks, principally Mercantile Bank, have extended from time to time to our directors, including members of their immediate families and various businesses, and entities controlled by them. Our banks also occasionally extend loans to our executive officers and their families, although as a matter of law these are much more restricted in terms of loan type and aggregate dollar amount than loans to directors and their associates. All of our insider loans (a) were consistent with similar practices in the banking industry generally, (b) were made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with the banks’ other customers, and (c) did not involve more than the normal risk of collectibility or present other unfavorable features, and, as of December 31, 2007, no such loan was past due more than 90 days, on nonaccrual status, a restructured loan under FAS 15, or a potential problem loan.
Other Business Relationships
     In addition, from time to time the Company and its subsidiaries will enter into business transactions or business or professional relationships with our directors (including members of their immediate families and their controlled companies), or to a lesser extent with our executive officers and their associates and affiliates. During 2007, the Company had no such transaction or relationship with any of our directors, executive officers or their affiliates or associates where the dollar amount in question exceeded $120,000, except for the Company’s professional relationship with the Quincy, Illinois law firm of Schmiedeskamp, Robertson, Neu & Mitchell LLP, of which Director Keller is a senior partner. During 2007, the Company and its subsidiaries paid aggregate fees of $390,025 to the Schmiedeskamp firm, which has provided legal services to the Company for several years. This amount includes a $165,000 annual retainer paid to the firm, which was offset against fees for services rendered during the year.
     Mercantile Bank, a subsidiary of the Company, serves as trustee of the Company’s Profit-Sharing Plan, which plan owns 177,744 shares of the Company’s common stock. Through its trust department, Mercantile Bank exercises voting and investment power over these shares.
Policy and Procedures on Related Party Transactions
     The Company has adopted a related person transaction policy applicable to certain transactions between the Company or its subsidiaries and any executive officer or director of the Company, including their immediate family members and their controlled companies and business entities. Under the policy, any such related party transaction, as further defined in Item 404 of Regulation S-K of the SEC rules, will be evaluated and approved or disapproved by the Company’s Audit Committee or, if it is unable to act, by a majority of the disinterested directors of the Company. These transactions are also subject to and governed by the Company’s Code of Ethics and Standards of Conduct, which together with the policy are available on the Company’s website at www.mercbanx.com. The Nominating/Corporate Governance Committee will also be apprised of any related party transactions and consider that information in determining director independence.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
     Section 16(a) of the Securities Exchange Act of 1934 requires our Company’s directors and executive officers, and persons who own more than 10% of any class of equity securities of our Company registered pursuant to Section 12 of the Exchange Act, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership in such securities and other equity securities of our Company. Securities and Exchange Commission regulations require directors, executive officers and greater than 10% stockholders to furnish our Company with copies of all Section 16(a) reports they file.
     Based solely on our review of these reports, or written statements from these persons that they were not required to file any reports in 2007, we believe that all of our directors and executive officers complied with all Section 16(a) reporting requirements in 2007 and timely filed all reports except for two late filings. Mr. Prock filed a Form 4 in April 2007 five business days late. Mr. McGrath filed a Form 4 in August 2007 six business days late.
OTHER BUSINESS AT THE MEETING
     The Board of Directors is not aware of, and does not intend to present, any matter for action at the annual meeting other than those referred to in this proxy statement. If, however, any other matter properly comes before the annual meeting or any adjournment, the holders of the proxies solicited by the Board of Directors will vote on such matters in their discretion in accordance with their best judgment, unless authority to vote on other matters has been withheld.
ANNUAL REPORT
     Our Company’s Annual Report to Stockholders, containing consolidated financial statements for the year ended December 31, 2007, is being mailed with this proxy statement to all stockholders entitled to vote at the annual meeting. Such Annual Report is not to be regarded as proxy solicitation material.
     A COPY OF OUR COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2007, AS FILED WITH THE SEC, EXCLUDING EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER OF RECORD AS OF APRIL 8, 2008, UPON WRITTEN REQUEST TO CORPORATE SECRETARY, MERCANTILE BANCORP, INC., 200 NORTH 33RD STREET, QUINCY, ILLINOIS 62301. Our Company will provide a copy of any exhibit(s) to the Form 10-K report to any such person upon receipt of a specific written request from such person for such exhibit(s) together with payment of our reasonable expenses in furnishing such exhibit(s). You may read and download our Form 10-K, including exhibits, as well as our other SEC filings, over the internet from several commercial document retrieval services as well as at the SEC’s internet website (www.sec.gov), which site may be accessed through the Company’s internet website under “Investor Relations” section at www.mercbanx.com.
HOUSEHOLDING OF PROXY MATERIALS
     The SEC has adopted rules that permit companies and intermediaries (including brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
     This year, a number of brokers with account holders who are stockholders of our Company will be householding our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be householding communications to your address, householding will continue until you are notified otherwise or until you notify your broker or us that you no longer wish to participate in householding. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report in the future you may (1) notify your broker, (2) direct your written request to: Corporate Secretary, Mercantile Bancorp, Inc., 200 North 33rd Street, Quincy, Illinois 62301, or (3) contact the Corporate Secretary at (217) 223-7300. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request householding of their communications should contact their broker. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.

By Order of the Board of Directors

Ted T. Awerkamp
President and Chief Executive Officer

April 15, 2008
Quincy, Illinois

Appendix A
Mercantile Bancorp, Inc.
2008 EQUITY INCENTIVE PLAN
Article 1
GENERAL
     Section 1.1 Purpose, Effective Date and Term. The purpose of this Mercantile Bancorp, Inc. 2008 Equity Incentive Plan (the “Plan”) is to promote the long-term financial success of Mercantile Bancorp, Inc., a Delaware corporation (the “Company”), and any Subsidiary by providing a means to attract, retain and reward individuals who can and do contribute to such success and to further align their interests with those of the Company’s stockholders. The “Effective Date” of the Plan is May 19, 2008, subject to approval of the Plan by the Company’s stockholders. The Plan shall remain in effect as long as any awards under it are outstanding; provided, however, that no awards may be granted under the Plan after the ten-year anniversary of the Effective Date.
     Section 1.2 Administration. The authority to control and manage the operation of the Plan shall be vested in a committee of the Company’s Board of Directors (the “Committee”), in accordance with Section 5.1.
     Section 1.3 Participation. Each employee or Director of, or service provider to, the Company or any Subsidiary of the Company who is granted an award in accordance with the terms of the Plan shall be a “Participant” in the Plan. Awards under the Plan shall be limited to employees and Directors of, and service providers to, the Company or any Subsidiary; provided, however, that an award may be granted to an individual prior to the date on which he or she first performs services as an employee or a Director, provided that such award does not become vested prior to the date such individual commences such services.
     Section 1.4 Definitions. Capitalized terms in the Plan shall be defined as set forth in the Plan (including the definition provisions of Article 8).
Article 2
AWARDS
     Section 2.1 General. Any award under the Plan may be granted singularly, in combination with another award (or awards), or in tandem whereby the exercise or vesting of one award held by a Participant cancels another award held by the Participant. Each award under the Plan shall be subject to the terms and conditions of the Plan and such additional terms, conditions, limitations and restrictions as the Committee shall provide with respect to such award and as evidenced in the Award Agreement. An award may be granted as an alternative to or replacement of an existing award under (i) the Plan; (ii) any other plan of the Company or any Subsidiary; or (iii) as the form of payment for grants or rights earned or due under any other compensation plan or arrangement of the Company or any Subsidiary, including without limitation the plan of any entity acquired by the Company or any Subsidiary. The types of awards that may be granted under the Plan include:

          (a) Stock Awards. A stock award is a grant of shares of Stock or a right to receive shares of Stock (or their cash equivalent or a combination of both) in the future. Such awards may include, but shall not be limited to, bonus shares, stock units, performance shares, performance units, restricted stock or restricted stock units or any other equity-based award as determined by the Committee (other than as provided in (b), below).
          (b) Stock Options and Stock Appreciation Rights. Stock options or stock appreciation rights may not be granted under the terms of this Plan.
     Section 2.2 Performance-Based Compensation. Any performance award under the Plan which is intended to be “performance-based compensation” within the meaning of Code Section 162(m) shall be conditioned on the achievement of one or more of the following objective performance measures, to the extent required by Code Section 162(m), as may be determined by the Committee, or any other performances measures as determined by the Committee if not intended to be “performance-based compensation.” The grant of any award and the establishment of performance measures that are intended to be performance-based compensation shall be made during the period required under Code Section 162(m).
          (a) Performance Measures. Such performance measures may be based on any one or more of the following: earnings (e.g., earnings before interest and taxes, earnings before interest, taxes, depreciation and amortization; or earnings per share); financial return ratios (e.g., return on investment, return on invested capital, return on equity or return on assets); increase in revenue, operating or net cash flows; cash flow return on investment; total stockholder return; market share; net operating income, operating income or net income; debt load reduction; expense management; allowances for loan and lease losses; economic value added; stock price; book value; overhead; assets, achievement of balance sheet or income statement objectives and strategic business objectives, consisting of one or more objectives based on meeting specific cost targets, business expansion goals and goals relating to acquisitions or divestitures. Performance measures may be based on the performance of the Company as a whole or of any one or more Subsidiaries or business units of the Company or a Subsidiary and may be measured relative to a peer group, an index or a business plan.
          (b) Partial Achievement. The terms of any award may provide that partial achievement of the performance measures may result in a payment or vesting based upon the degree of achievement. In addition, partial achievement of performance measures shall apply toward a Participant’s individual limitations as set forth in Section 3.3.
          (c) Extraordinary Items. In establishing any performance measures, the Committee may provide for the exclusion of the effects of the following items, to the extent identified in the audited financial statements of the Company, including footnotes, or in the Management’s Discussion and Analysis section of the Company’s annual report: (i) extraordinary, unusual, and/or nonrecurring items of gain or loss; (ii) gains or losses on the disposition of a business; (iii) changes in tax or accounting principles, regulations or laws; or (iv) mergers or acquisitions. To the extent not specifically excluded, such effects shall be included in any applicable performance measure.
          (d) Adjustments. Pursuant to this Section 2.2, in certain circumstances the Committee may adjust performance measures; provided, however, no adjustment may be made with respect to an award that is intended to be performance-based compensation, except to the extent the Committee exercises such negative discretion as is permitted under applicable law for purposes of an exception under Code Section 162(m). If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company or the manner in which the Company or any Subsidiary conducts its business or other events or circumstances render current performance measures to be unsuitable, the Committee may modify such performance measures, in whole or in part, as the Committee deems appropriate. If a Participant is promoted, demoted or transferred to a different business unit during a performance period, the Committee may determine that the selected performance measures or applicable performance period are no longer appropriate, in which case, the Committee, in its sole discretion, may: (i) adjust, change or eliminate the performance measures or change the applicable performance period; or (ii) cause to be made a cash payment to the Participant in an amount determined by the Committee.
     Section 2.3 Dividends and Dividend Equivalents. Any award under the Plan may provide the Participant with the right to receive dividend payments or dividend equivalent payments with respect to shares of Stock subject to the award, which payments may be either made currently or credited to an account for the Participant, may be settled in cash or Stock and may be subject to restrictions similar to the underlying award.
     Section 2.4 Deferred Compensation. If any award would be considered “deferred compensation” as defined under Code Section 409A (“Deferred Compensation”), the Committee reserves the absolute right (including the right to delegate such right) to unilaterally amend the Plan or the Award Agreement, without the consent of the Participant, to avoid the application of, or to maintain compliance with, Code Section 409A. Any amendment by the Committee to the Plan or an Award Agreement pursuant to this Section 2.4 shall maintain, to the extent practicable, the original intent of the applicable provision without violating Code Section 409A. A Participant’s acceptance of any award under the Plan constitutes acknowledgement and consent to such rights of the Committee, without further consideration or action. Any discretionary authority retained by the Committee pursuant to the terms of this Plan or pursuant to an Award Agreement shall not be applicable to an award which is determined to constitute Deferred Compensation, if such discretionary authority would contravene Code Section 409A.
     Section 2.5 Forfeiture of Awards. Unless specifically provided to the contrary in an Award Agreement, upon notification of Termination of Service for Cause, any outstanding award, whether vested or unvested (excluding stock awards which have fully vested and issued to the Participant), held by a Participant shall terminate immediately, the award shall be forfeited and the Participant shall have no further rights thereunder.
Article 3
SHARES SUBJECT TO PLAN
     Section 3.1 Available Shares. The shares of Stock with respect to which awards may be made under the Plan shall be shares currently authorized but unissued, currently held or, to the extent permitted by applicable law, subsequently acquired by the Company, including shares purchased in the open market or in private transactions.

     Section 3.2 Share Limitations.
          (a) Share Reserve. Subject to the following provisions of this Section 3.2, the maximum number of shares of Stock that may be delivered to Participants and their beneficiaries in the aggregate under the Plan shall be 260,000 shares of Stock. The aggregate number of shares available for grant under this Plan and the number of shares of Stock subject to outstanding awards shall be subject to adjustment as provided in Section 3.4.
          (b) Reuse of Shares. To the extent any shares of Stock covered by an award under the Plan are forfeited or are not delivered to a Participant or beneficiary for any reason, including because the award is forfeited, canceled or settled in cash, such shares shall not be deemed to have been delivered for purposes of determining the maximum number of shares of Stock available for delivery under the Plan and shall again become eligible for issuance under the Plan.
     Section 3.3 Limitations on Grants to Individuals. With respect to awards, the following limitations shall be applicable:
          (a) Stock Awards. The maximum number of shares of Stock that may be subject to stock awards described under Section 2.1(a) which are granted to any one Participant during any calendar year and are intended to be “performance-based compensation” (as that term is used for purposes of Code Section 162(m)) and then only to the extent that such limitation is required by Code Section 162(m), shall be 20,000.
          (b) Stock Awards Settled in Cash. The maximum dollar amount that may be payable to a Participant pursuant cash-settled stock awards under Section 2.1(a) which are granted to any one Participant during any calendar year and are intended to be performance-based compensation (as that term is used for purposes of Code Section 162(m)) and then only to the extent that such limitation is required by Code Section 162(m), shall be $500,000.
          (c) Dividend, Dividend Equivalents and Earnings. For purposes of determining whether an award is intended to be qualified as performance-based compensation under the foregoing limitations of this Section 3.3, (i) the right to receive dividends and dividend equivalents with respect to any award which is not yet vested shall be treated as a separate award; and (ii) if the delivery of any shares or cash under an award is deferred, any earnings, including dividends and dividend equivalents, shall be disregarded.
          (d) Partial Performance. Notwithstanding the preceding provisions of this Section 3.3, if in respect of any performance period or restriction period, the Committee grants to a Participant awards having an aggregate dollar value and/or number of shares less than the maximum dollar value and/or number of shares that could be paid or awarded to such Participant based on the degree to which the relevant performance measures were attained, the excess of such maximum dollar value and/or number of shares over the aggregate dollar value and/or number of shares actually subject to awards granted to such Participant shall be carried forward and shall increase the maximum dollar value and/or the number of shares that may be awarded to such Participant in respect of the next performance period in respect of which the Committee grants to such Participant an award intended to qualify as “performance-based compensation” (as that term is used for purposes of Code Section 162(m)), subject to adjustment pursuant to Section 3.4 hereof.
     Section 3.4 Corporate Transactions. In the event of a corporate transaction involving the Company or the shares of Stock of the Company (including any stock dividend, stock split, extraordinary cash dividend, recapitalization, reorganization, merger, consolidation, split-up, spin-off, combination or exchange of shares), all outstanding awards under the Plan, the number of shares reserved for issuance under the Plan under Section 3.2 and each of the specified limitations set forth in Section 3.3 shall automatically be adjusted to proportionately and uniformly reflect such transaction (but only to the extent that such adjustment will not affect the status of an award intended to qualify as “performance-based compensation” under Code Section 162(m), if applicable); provided, however, that the Committee may otherwise adjust awards (or prevent such automatic adjustment) as it deems necessary, in its sole discretion, to preserve the benefits or potential benefits of the awards and the Plan. Action by the Committee may include: (i) adjustment of the number and kind of shares which may be delivered under the Plan; (ii) adjustment of the number and kind of shares subject to outstanding awards; and (iii) any other adjustments that the Committee determines to be equitable (which may include, (A) replacement of awards with other awards which the Committee determines have comparable value and which are based on stock of a company resulting from the transaction, and (B) cancellation of the award in return for cash payment of the current value of the award, determined as though the award were fully vested at the time of payment.
     Section 3.5 Delivery of Shares. Delivery of shares of Stock or other amounts under the Plan shall be subject to the following:
          (a) Compliance with Applicable Laws. Notwithstanding any other provision of the Plan, the Company shall have no obligation to deliver any shares of Stock or make any other distribution of benefits under the Plan unless such delivery or distribution complies with all applicable laws (including, the requirements of the Securities Act), and the applicable requirements of any securities exchange or similar entity.
          (b) Certificates. To the extent that the Plan provides for the issuance of shares of Stock, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the applicable rules of any stock exchange.
Article 4
CHANGE IN CONTROL
     Section 4.1 Consequence of a Change in Control. Subject to the provisions of Section 3.4 (relating to the adjustment of shares), and except as otherwise provided in the Plan or in the terms of any Award Agreement, at the time of a Change in Control, all stock awards described in Section 2.1(a) shall be fully earned and vested immediately upon the Change in Control.
     Section 4.2 Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the first to occur of any of the following events:

          (a) Any person, group of investors or entity becomes the beneficial owner, directly or indirectly, of one share more than fifty percent (50%) of the then issued and outstanding Voting Securities of the Company (and, for purposes hereof, a person will be considered to be a beneficial owner of such stock if such person, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise has or shares voting power, which includes the power to vote or to direct the voting of such stock, or investment power, which includes the power to dispose or to direct the disposition of such stock);
          (b) Change in the majority of the incumbent Board unless new directors were nominated or appointed by a majority of the incumbent Board;
          (c) The Company merges or consolidates with or reorganizes with or into any other corporation other than its affiliates or engages in any other similar business combination or reorganization and, immediately after the transaction, the stockholders of the Company immediately prior to the transaction do not hold, directly or indirectly, more than fifty percent (50%) of the voting securities of the combined company (there being excluded from the number of shares held by such stockholders, but not from the voting securities of the combined company, any shares received by affiliates, officers or directors of such other company in exchange for stock of such other company); or
          (d) The Company sells, assigns or transfers all or substantially all of its business and assets, in one or a series of related transactions, except any such sales to affiliates. For the purposes of this Section 4.2, “affiliates” is defined as any entity in which the Company has voting control of at least fifty percent (50%) of such entity’s voting stock.
In the event that any award under the Plan constitutes Deferred Compensation, and the settlement of, or distribution of benefits under such award is to be triggered by a Change in Control, then such settlement or distribution shall be subject to the event constituting the Change in Control also constituting a “change in control event” permitted under Code Section 409A.
Article 5
COMMITTEE
     Section 5.1 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in the Committee in accordance with this Article 5. The Committee shall be selected by the Board, provided that the Committee shall consist of two (2) or more members of the Board, each of whom are both a “non-employee director” (within the meaning of Rule 16b-3 promulgated under the Exchange Act) and an “outside director” (within the meaning of Code Section 162(m)). Subject to applicable stock exchange rules, if the Committee does not exist, or for any other reason determined by the Board, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee.
     Section 5.2 Powers of Committee. The Committee’s administration of the Plan shall be subject to the following:
          (a) Subject to the provisions of the Plan, the Committee will have the authority and discretion to select from among the Company’s and any Subsidiary’s employees, Directors and service providers those persons who shall receive awards, to determine the time or times of receipt, to determine the types of awards and the number of shares covered by the awards, to establish the terms, conditions, performance criteria, restrictions, and other provisions of such awards, (subject to the restrictions imposed by Article 6) to cancel or suspend awards and to reduce or eliminate any restrictions or vesting requirements applicable to an award at any time after the grant of the award.
          (b) Notwithstanding anything in the Plan to the contrary, in the event that the Committee determines that it is advisable to grant awards which shall not qualify for the exception for performance-based compensation from the tax deductibility limitations of Section 162(m) of the Code, the Committee may make such grants or awards, or may amend the Plan to provide for such grants or awards, without satisfying the requirements of Section 162(m) of the Code.
          (c) The Committee will have the authority and discretion to interpret the Plan, to establish, amend and rescind any rules and regulations relating to the Plan, and to make all other determinations that may be necessary or advisable for the administration of the Plan.
          (d) The Committee will have the authority to define terms not otherwise defined herein.
          (e) Any interpretation of the Plan by the Committee and any decision made by it under the Plan is final and binding on all persons.
          (f) In controlling and managing the operation and administration of the Plan, the Committee shall take action in a manner that conforms to the articles and bylaws of the Company and applicable state corporate law.
     Section 5.3 Delegation by Committee. Except to the extent prohibited by applicable law, the applicable rules of a stock exchange or the Plan, or as necessary to comply with the exemptive provisions of Rule 16b-3 promulgated under the Exchange Act, the Committee may allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it, including: (a) delegating to a committee of one or more members of the Board who are not “outside directors” within the meaning of Code Section 162(m), the authority to grant awards under the Plan to eligible persons who are either: (i) not then “covered employees,” within the meaning of Code Section 162(m) and are not expected to be “covered employees” at the time of recognition of income resulting from such award; or (ii) not persons with respect to whom the Company wishes to comply with Code Section 162(m); and/or (b) delegating to a committee of one or more members of the Board who are not “non-employee directors,” within the meaning of Rule 16b-3, the authority to grant awards under the Plan to eligible persons who are not then subject to Section 16 of the Exchange Act. The acts of such delegates shall be treated hereunder as acts of the Committee and such delegates shall report regularly to the Committee regarding the delegated duties and responsibilities and any awards so granted. Any such allocation or delegation may be revoked by the Committee at any time.
     Section 5.4 Information to be Furnished to Committee. As may be permitted by applicable law, the Company and any Subsidiary shall furnish the Committee with such data and information as it determines may be required for it to discharge its duties. The records of the

Company and any Subsidiary as to an employee’s or Participant’s employment, termination of employment, leave of absence, reemployment and compensation shall be conclusive on all persons unless determined by the Committee to be manifestly incorrect. Subject to applicable law, Participants and other persons entitled to benefits under the Plan must furnish the Committee such evidence, data or information as the Committee considers desirable to carry out the terms of the Plan.
     Section 5.5 Expenses and Liabilities. All expenses and liabilities incurred by the Committee in the administration and interpretation of the Plan or any Award Agreement shall be borne by the Company. The Committee may employ attorneys, consultants, accountants or other persons in connection with the administration and interpretation of the Plan. The Company, and its officers and Directors, shall be entitled to rely upon the advice, opinions or valuations of any such persons.
Article 6
AMENDMENT AND TERMINATION
     Section 6.1 General. The Board may, as permitted by law, at any time, amend or terminate the Plan, and may amend any Award Agreement, provided that no amendment or termination (except as provided in Section 2.4, Section 3.4 and Section 6.2) may, in the absence of written consent to the change by the affected Participant (or, if the Participant is not then living, the affected beneficiary), impair the rights of any Participant or beneficiary under any award granted which was granted under the Plan prior to the date such amendment is adopted by the Board; provided, however, that, no amendment may (a) materially increase the benefits accruing to Participants under the Plan; (b) materially increase the aggregate number of securities which may be issued under the Plan, other than pursuant to Section 3.4, or (c) materially modify the requirements for participation in the Plan, unless the amendment under (a), (b) or (c) above is approved by the Company’s stockholders.
     Section 6.2 Amendment to Conform to Law. Notwithstanding any provision in this Plan or any Award Agreement to the contrary, the Committee may amend the Plan or an Award Agreement, to take effect retroactively or otherwise, as deemed necessary or advisable for the purpose of conforming the Plan or the Award Agreement to any present or future law relating to plans of this or similar nature (including, but not limited to, Code Section 409A). By accepting an award under this Plan, each Participant agrees and consents to any amendment made pursuant to this Section 6.2 or Section 2.4 to any award granted under this Plan without further consideration or action.
Article 7
GENERAL TERMS
     Section 7.1 No Implied Rights.
          (a) No Rights to Specific Assets. Neither a Participant nor any other person shall by reason of participation in the Plan acquire any right in or title to any assets, funds or property of the Company or any Subsidiary whatsoever, including any specific funds, assets, or other property which the Company or any Subsidiary, in its sole discretion, may set aside in anticipation of a liability under the Plan. A Participant shall have only a contractual right to the

Stock or amounts, if any, payable or distributable under the Plan, unsecured by any assets of the Company or any Subsidiary, and nothing contained in the Plan shall constitute a guarantee that the assets of the Company or any Subsidiary shall be sufficient to pay any benefits to any person.
          (b) No Contractual Right to Employment or Future Awards. The Plan does not constitute a contract of employment, and selection as a Participant will not give any participating employee the right to be retained in the employ of the Company or any Subsidiary or any right or claim to any benefit under the Plan, unless such right or claim has specifically accrued under the terms of the Plan. No individual shall have the right to be selected to receive an award under this Plan, or, having been so selected, to receive a future award under this Plan.
          (c) No Rights as a Stockholder. Except as otherwise provided in the Plan, no award under the Plan shall confer upon the holder thereof any rights as a stockholder of the Company prior to the date on which the individual fulfills all conditions for receipt of such rights.
     Section 7.2 Transferability. Except as otherwise so provided by the Committee, awards under the Plan are not transferable except as designated by the Participant by will or by the laws of descent and distribution or pursuant to a qualified domestic relations order, as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended. The Committee shall have the discretion to permit the transfer of awards under the plan; provided, however, that such transfers shall be limited to immediate family members of participants, trusts and partnerships established for the primary benefit of such family members or to charitable organizations, and; provided, further, that such transfers are not made for consideration to the Participant.
     Section 7.3 Designation of Beneficiaries. A Participant hereunder may file with the Company a written designation of a beneficiary or beneficiaries under this Plan and may from time to time revoke or amend any such designation (“Beneficiary Designation”). Any designation of beneficiary under this Plan shall be controlling over any other disposition, testamentary or otherwise; provided, however, that if the Committee is in doubt as to the entitlement of any such beneficiary to any award, the Committee may determine to recognize only the legal representative of the Participant in which case the Company, the Committee and the members thereof shall not be under any further liability to anyone.
     Section 7.4 Non-Exclusivity. Neither the adoption of this Plan by the Board nor the submission of the Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including, without limitation, the granting of restricted stock, stock options or other equity awards otherwise than under the Plan or an arrangement that is or is not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.
     Section 7.5 Award Agreement. Each award granted under the Plan shall be evidenced by an Award Agreement. A copy of the Award Agreement, in any medium chosen by the Committee, shall be provided (or made available electronically) to the Participant, and the Committee may but need not require that the Participant sign a copy of the Award Agreement.

     Section 7.6 Form and Time of Elections. Unless otherwise specified herein, each election required or permitted to be made by any Participant or other person entitled to benefits under the Plan, and any permitted modification, or revocation thereof, shall be filed with the Company at such times, in such form, and subject to such restrictions and limitations, not inconsistent with the terms of the Plan, as the Committee shall require.
     Section 7.7 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person acting on it considers pertinent and reliable, and signed, made or presented by the proper party or parties.
     Section 7.8 Tax Withholding. All distributions under the Plan are subject to withholding of all applicable taxes and the Committee may condition the delivery of any shares or other benefits under the Plan on satisfaction of the applicable withholding obligations. Except as otherwise provided by the Committee, such withholding obligations may be satisfied: (a) through cash payment by the Participant; (b) through the surrender of shares of Stock which the Participant already owns; or (c) through the surrender of shares of Stock to which the Participant is otherwise entitled under the Plan; provided, however, that except as otherwise specifically provided by the Committee, such shares under clause (c) may not be used to satisfy more than the Company’s minimum statutory withholding obligation.
     Section 7.9 Action by Company or Subsidiary. Any action required or permitted to be taken by the Company or any Subsidiary shall be by resolution of its board of directors, or by action of one or more members of the board (including a committee of the board) who are duly authorized to act for the board, or (except to the extent prohibited by applicable law or applicable rules of any stock exchange) by a duly authorized officer of the Company or such Subsidiary.
     Section 7.10 Successors. All obligations of the Company under this Plan shall be binding upon and inure to the benefit of any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation or otherwise, of all or substantially all of the business, stock, and/or assets of the Company.
     Section 7.11 Indemnification. To the fullest extent permitted by law, each person who is or shall have been a member of the Committee, or of the Board, or an officer of the Company to whom authority was delegated in accordance with Section 5.3, or an employee of the Company shall be indemnified and held harmless by the Company against and from any loss (including amounts paid in settlement), cost, liability or expense (including reasonable attorneys’ fees) that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of his or her own willful misconduct or except as expressly provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s charter or bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

     Section 7.12 No Fractional Shares. Unless otherwise permitted by the Committee, no fractional shares of Stock shall be issued or delivered pursuant to the Plan or any award. The Committee shall determine whether cash, Stock or other property shall be issued or paid in lieu of fractional shares or whether such fractional shares or any rights thereto shall be forfeited or otherwise eliminated.
     Section 7.13 Governing Law. The Plan, all awards granted hereunder, and all actions taken in connection herewith shall be governed by and construed in accordance with the laws of the State of Illinois without reference to principles of conflict of laws, except as superseded by applicable federal law.
     Section 7.14 Benefits Under Other Plans. Except as otherwise provided by the Committee, awards to a Participant (including the grant and the receipt of benefits) under the Plan shall be disregarded for purposes of determining the Participant’s benefits under, or contributions to, any Qualified Retirement Plan, non-qualified plan and any other benefit plans maintained by the Participant’s employer. The term “Qualified Retirement Plan” means any plan of the company or a Subsidiary that is intended to be qualified under Code Section 401(a).
     Section 7.15 Validity. If any provision of this Plan is determined to be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Plan shall be construed and enforced as if such illegal or invalid provision has never been included herein.
     Section 7.16 Notice. Unless otherwise provided in an Award Agreement, all written notices and all other written communications to the Company provided for in the Plan, any Award Agreement, shall be delivered personally or sent by registered or certified mail, return receipt requested, postage prepaid (provided that international mail shall be sent via overnight or two-day delivery), or sent by facsimile or prepaid overnight courier to the Company at:
Mercantile Bancorp, Inc.
200 North 33rd Street
Quincy, Illinois 62301
Fax: (217) 223-8938
Such notices, demands, claims and other communications shall be deemed given:
          (a) in the case of delivery by overnight service with guaranteed next day delivery, the next day or the day designated for delivery;
          (b) in the case of certified or registered U.S. mail, five (5) days after deposit in the U.S. mail; or
          (c) in the case of facsimile, the date upon which the transmitting party received confirmation of receipt by facsimile, telephone or otherwise;
provided, however, that in no event shall any such communications be deemed to be given later than the date they are actually received, provided they are actually received. In the event a communication is not received, it shall only be deemed received upon the showing of an original of the applicable receipt, registration or confirmation from the applicable delivery service provider. Communications that are to be delivered by the U.S. mail or by overnight service to the Company shall be directed to the attention of the Company’s senior human resource officer and Corporate Secretary.
Article 8
DEFINED TERMS; CONSTRUCTION
     Section 8.1 In addition to the other definitions contained herein, unless otherwise specifically provided in an Award Agreement, the following definitions shall apply:
          (a) “Award Agreement” means the document (in whatever medium prescribed by the Committee) which evidences the terms and conditions of an award under the Plan. Such document is referred to as an agreement regardless of whether Participant signature is required.
          (b) “Board” means the Board of Directors of the Company.
          (c) If the Participant is subject to an employment agreement (or other similar agreement) with the Company or a Subsidiary that provides a definition of termination for “cause,” then, for purposes of this Plan, the term “Cause” shall have meaning set forth in such agreement. In the absence of such a definition, “Cause” means (1) any act of (A) fraud or intentional misrepresentation, or (B) embezzlement, misappropriation or conversion of assets or opportunities of the Company or Subsidiary, or (2) willful violation of any law, rule or regulation in connection with the performance of a Participant’s duties (other than traffic violations or similar offenses), or (3) with respect to any employee of the Company or Subsidiary, commission of any act of moral turpitude or conviction of a felony, or (4) the willful or negligent failure of the Participant to perform his duties in any material respect.
          (d) “Change in Control” has the meaning ascribed to it in Section 4.2.
          (e) “Code” means the Internal Revenue Code of 1986, as amended, and any rules, regulations and guidance promulgated thereunder, as modified from time to time.
          (f) “Code Section 409A” means the provisions of Section 409A of the Code and any rules, regulations and guidance promulgated thereunder.
          (g) “Committee” means the Committee acting under Article 5.
          (h) “Director” means a member of the board of directors of the Company or a Subsidiary.
          (i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.
          (j) “Participant” means any individual who has received, and currently holds, an outstanding award under the Plan.

          (k) “Securities Act” means the Securities Act of 1933, as amended from time to time.
          (l) “Stock” means the common stock of the Company, $0.42 par value per share.
          (m) “Subsidiary” means any corporation, affiliate or other entity which would be a subsidiary corporation with respect to the Company as defined in Code Section 424(f) and, shall also mean any partnership or joint venture in which the Company and/or other Subsidiary owns more than fifty percent (50%) of the capital or profits interests.
          (n) “Termination of Service” means the first day occurring on or after a grant date on which the Participant ceases to be an employee of, or service provider to (which, for purposes of this definition, includes Directors), the Company or any Subsidiary, regardless of the reason for such cessation, subject to the following:
               (i) The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the transfer of the Participant between the Company and a Subsidiary or between two Subsidiaries.
               (ii) The Participant’s cessation as an employee or service provider shall not be deemed to occur by reason of the Participant’s being on a leave of absence from the Company or a Subsidiary approved by the Company or Subsidiary otherwise receiving the Participant’s services.
               (iii) If, as a result of a sale or other transaction, the Subsidiary for whom Participant is employed (or to whom the Participant is providing services) ceases to be a Subsidiary, and the Participant is not, following the transaction, an Employee of or service provider to the Company or an entity that is then a Subsidiary, then the occurrence of such transaction shall be treated as the Participant’s Termination of Service caused by the Participant being discharged by the entity for whom the Participant is employed or to whom the Participant is providing services.
               (iv) A service provider whose services to the Company or a Subsidiary are governed by a written agreement with the service provider will cease to be a service provider at the time the term of such written agreement ends (without renewal); and a service provider whose services to the Company or a Subsidiary are not governed by a written agreement with the service provider will cease to be a service provider on the date that is ninety (90) days after the date the service provider last provides services requested by the Company or any Subsidiary (as determined by the Committee).
               (v) Unless otherwise provided by the Committee, an employee who ceases to be an employee, but becomes or remains a Director, or a Director who ceases to be a Director, but becomes or remains an employee, shall not be deemed to have incurred a Termination of Service.
               (vi) Notwithstanding the forgoing, in the event that any award under the Plan constitutes Deferred Compensation, the term Termination of Service shall be interpreted by the Committee in a manner not to be inconsistent with the definition of “Separation from Service” as defined under Code Section 409A.
          (o) “Voting Securities” means any securities which ordinarily possess the power to vote in the election of Directors without the happening of any pre-condition or contingency.
     Section 8.2 In this Plan, unless otherwise stated or the context otherwise requires, the following uses apply:
          (a) actions permitted under this Plan may be taken at any time and from time to time in the actor’s reasonable discretion;
          (b) references to a statute shall refer to the statute and any successor statute, and to all regulations promulgated under or implementing the statute or its successor, as in effect at the relevant time;
          (c) in computing periods from a specified date to a later specified date, the words “from” and “commencing on” (and the like) mean “from and including,” and the words “to,” “until” and “ending on” (and the like) mean “to, but excluding”;
          (d) references to a governmental or quasi-governmental agency, authority or instrumentality shall also refer to a regulatory body that succeeds to the functions of the agency, authority or instrumentality;
          (e) indications of time of day shall be based upon the time applicable to the location of the principal headquarters of the Company;
          (f) “including” means “including, but not limited to”;
          (g) all references to sections, schedules and exhibits are to sections, schedules and exhibits in or to this Plan unless otherwise specified;
          (h) all words used in this Plan will be construed to be of such gender or number as the circumstances and context require;
          (i) the captions and headings of articles, sections, schedules and exhibits appearing in or attached to this Plan have been inserted solely for convenience of reference and shall not be considered a part of this Plan nor shall any of them affect the meaning or interpretation of this Plan or any of its provisions;
          (j) any reference to a document or set of documents in this Plan, and the rights and obligations of the parties under any such documents, shall mean such document or documents as amended from time to time, and any and all modifications, extensions, renewals, substitutions or replacements thereof; and
          (k) all accounting terms not specifically defined herein shall be construed in accordance with GAAP.

200 North 33rd Street, P O Box 3455
Quincy, IL 62305-3455
ANNUAL MEETING
MAY 19, 2008
THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

You can vote in one of three ways: 1) By Mail, 2) By Internet, 3) By Phone.
See the reverse side of this sheet for instructions.
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DETACH AND RETURN IN THE ENCLOSED ENVELOPE TO:
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Signature Signature Date	, 2008
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Return this stub in the enclosed envelope with your completed proxy card.

I/We do plan to attend the 2008 Annual Meeting.	☐	Address changes/ comments	☐

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ADDRESS CHANGES/COMMENTS

PROXY - Mercantile Bancorp, Inc.
Annual Meeting of Stockholders, May 19, 2008

The stockholder(s) hereby appoint(s) F.R. McFarland and Daniel J. Cook, and each of them, with full power to act alone and each with the power to appoint his substitute, as the true and lawful attorneys-in-fact and proxies, and hereby authorizes them to represent and to vote, as designated below, all of the shares of common stock of Mercantile Bancorp, Inc., that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at the MERCANTILE BANK, 200 NORTH 33rd STREET, QUINCY, IL on MONDAY, MAY 19, 2008, AT 2:00 P.M., for the purposes noted below, and any adjournment or postponement thereof, with all the powers the stockholder(s) would possess if personally present.

The Board of Directors recommends that you vote FOR proposals 1, 2 and 3.

Election of Directors

1.	To elect a Board of eight (8) directors to serve for the ensuing year. All of the nominees are presently directors of the Company.

		FOR	VOTE WITHHELD		FOR	VOTE WITHHELD
	01 Ted T. Awerkamp	☐	☐	05 Frank H. Musholt	☐	☐
	02 Dan S. Dugan	☐	☐	06 Dennis M. Prock	☐	☐
	03 Michael J. Foster	☐	☐	07 Walter D. Stevenson III	☐	☐
	04 William G. Keller, Jr.	☐	☐	08 James W. Tracy	☐	☐

Vote on Proposals

2.	To consider and act upon approval of the 2008 Equity Incentive Plan;

	☐ FOR	☐ AGAINST		☐ ABSTAIN

3.	To consider and act upon ratification of the selection of the accounting firm of BKD, LLP as the independent auditors, of our Company for the year ending December 31, 2008; and

	☐ FOR	☐ AGAINST		☐ ABSTAIN

4.	To transact such other business as may properly come before the meeting.